As filed with the Securities and Exchange Commission on 9 February 2011

Registration No. 333-169893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium (State or other jurisdiction of incorporation or organization)	2082 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)

Brouwerijplein 1,

3000 Leuven, Belgium

Telephone: (32) 16 27 61 11

(Address and telephone number of Registrant’s principal executive offices)

(FOR CO-REGISTRANTS, PLEASE SEE “TABLE OF CO-REGISTRANTS” ON THE FOLLOWING PAGE)

John Blood

Anheuser-Busch InBev Services, LLC

250 Park Avenue

New York, New York 10177

Telephone: (212) 573-4366

(Name, address and telephone number of agent for service)

with a copy to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

Telephone: (011 44) 20 7959 8900

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per note	Proposed maximum aggregate offering price(1)	Amount of registration fee
7.20% Notes due 2014	$1,250,000,000		100%	$1,250,000,000	$89,125	(4)
7.75% Notes due 2019	$2,500,000,000		100%	$2,500,000,000	$178,250	(4)
8.20% Notes due 2039	$1,250,000,000		100%	$1,250,000,000	$89,125	(4)
5.375% Notes due 2014	$1,550,000,000		100%	$1,550,000,000	$110,515	(4)
6.875% Notes due 2019	$1,000,000,000		100%	$1,000,000,000	$71,300	(4)
8.000% Notes due 2039	$450,000,000		100%	$450,000,000	$32,085	(4)
Guarantees of 7.20% Notes due 2014 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 7.75% Notes due 2019 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 8.20% Notes due 2039 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 5.375% Notes due 2014 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 6.875% Notes due 2019 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 8.000% Notes due 2039 (2)	N/A	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant subsidiary co-issuers and guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Principal Executive Offices
Anheuser-Busch InBev Worldwide Inc.*	Delaware, United States	2082	43-1162835	One Busch Place, St. Louis, Missouri 63118, U.S.A. Tel: +1 (314) 577-2000

Cobrew NV/SA	Belgium	2082	N/A	Brouwerijplein 1, 3000 Leuven, Belgium Tel: +32 16 27 61 11

Brandbrew S.A.	Luxembourg	2082	N/A	5 rue Gabriel Lippmann L-5365 Munsbach, Luxembourg Tel: +352 26 15 96

Anheuser-Busch Companies, Inc.	Delaware, United States	2082	43-1162835	One Busch Place, St. Louis, Missouri 63118, U.S.A. Tel: +1 (314) 577-2000

*	Anheuser-Busch InBev Worldwide Inc. is the issuer of the new notes offered hereby. The other listed registrants, including Anheuser-Busch InBev SA/NV are guarantors of the new notes.

PROSPECTUS

Anheuser-Busch InBev Worldwide Inc.

Offer to Exchange up to

U.S.$1,250,000,000 principal amount of 7.20% Notes due 2014

U.S.$2,500,000,000 principal amount of 7.75% Notes due 2019

U.S.$1,250,000,000 principal amount of 8.20% Notes due 2039

U.S.$1,550,000,000 principal amount of 5.375% Notes due 2014

U.S.$1,000,000,000 principal amount of 6.875% Notes due 2019

U.S.$450,000,000 principal amount of 8.000% Notes due 2039

For Any and All Outstanding Unregistered

U.S.$1,250,000,000 principal amount of 7.20% Notes due 2014

U.S.$2,500,000,000 principal amount of 7.75% Notes due 2019

U.S.$1,250,000,000 principal amount of 8.20% Notes due 2039

U.S.$1,550,000,000 principal amount of 5.375% Notes due 2014

U.S.$1,000,000,000 principal amount of 6.875% Notes due 2019

U.S.$450,000,000 principal amount of 8.000% Notes due 2039

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradable.

•	You may withdraw tenders of old notes at any time prior to the expiration date of the applicable exchange offer.

•	Each exchange offer for old notes expires at 5:00 p.m., New York City time, on 14 March 2011, unless extended.

•

The terms of the new notes to be issued in the exchange offers are substantially identical to the old notes, except that the new notes will be freely tradable. The new notes will have the same financial terms as the old notes, and are subject to the same business and financial risks. See “The Exchange Offers—Terms of the Exchange Offers” for a description of the differences between the terms of the old notes under the old indenture, and the new notes under the new indenture.

All untendered old notes will continue to be subject to the any applicable restrictions on transfer set forth in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the old notes under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days commencing on the day the relevant exchange offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale. See “Plan of Distribution”.

For a more detailed description of the new notes, see “Description of the New Notes” beginning on page 32.

See “Risk Factors” beginning on page 13 for a discussion of certain risks you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the new notes to be issued in the exchange offers or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

11 February 2011

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The most recent information that we file with the SEC automatically updates and supersedes earlier information.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, as discussed below.

We filed our Annual Report on Form 20-F for the fiscal year ended 31 December 2009 (the “Annual Report”) with the SEC on 15 April 2010. We are incorporating the Annual Report by reference into this prospectus. We are also incorporating by reference into this prospectus the information under the heading “Anheuser-Busch Companies. Inc. Historical Financial Information” contained in our Registration Statement on Form 20-F filed with the SEC on 14 September 2009. We are further incorporating by reference our Report on Form 6-K furnished to the SEC on 12 July 2010 regarding the arbitration panel’s confirmation of Anheuser-Busch InBev’s position in its arbitration with Grupo Modelo, our Report on Form 6-K furnished to the SEC on 8 September 2010, regarding AB InBev’s Unaudited Interim Report for the six-month period ended 30 June 2010 (the “Second Quarter 6-K”) and our Report on Form 6-K furnished to the SEC on 3 November, 2010, regarding AB InBev’s Unaudited Interim Report for the nine-month period ended 30 September 2010 (the “Third Quarter 6-K”).

In addition, we will incorporate by reference into this prospectus all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and until the Exchange Offers (as defined below) are completed.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. You should direct your requests to Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (telephone: +32 (0)1 627 6111).

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by 7 March 2011 to ensure timely delivery of the documents prior to the expiration date of the Exchange Offers.

i

In making an investment decision, prospective participants in the Exchange Offers must rely on their own examination of us and the terms of the Exchange Offers, including the merits and risks involved. Prospective participants in the Exchange Offers should not construe anything in this prospectus as legal, business or tax advice. Each prospective participant in the Exchange Offers should consult its own advisors as needed to make its investment decision, to determine whether it is legally permitted to participate in the Exchange Offer under applicable laws and regulations and to determine the particular tax consequences to it of participating in the Exchange Offers. Participants in the Exchange Offers should be aware that they may be required to bear the financial risks of an investment in the New Notes (as defined below) for an indefinite period of time.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information. All such summaries are qualified in their entirety by such reference. You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or as of the date of the documents incorporated by reference, as applicable. We are not making an offer of securities in any jurisdiction where such offer is not permitted.

GENERAL INFORMATION

In this prospectus, references to:

•

“we,” “us” and “our” are, as the context requires, to Anheuser-Busch InBev SA/NV or Anheuser-Busch InBev SA/NV and the group of companies owned and/or controlled by Anheuser-Busch InBev SA/NV (including Anheuser-Busch Companies, Inc., for all periods following the closing of the acquisition of Anheuser-Busch by InBev on 18 November 2008);

•	“Parent Guarantor” are to Anheuser-Busch InBev SA/NV;

•	“Issuer” are to Anheuser-Busch InBev Worldwide, Inc.;

•	“Guarantors” are to the Parent Guarantor and Subsidiary Guarantors;

•	“Subsidiary Guarantors” are to Anheuser-Busch Companies, Inc., Brandbrew S.A. and Cobrew NV/SA;

•	“AB InBev Group” are to Anheuser-Busch InBev SA/NV and the group of companies owned and/or controlled by Anheuser-Busch InBev SA/NV;

•

“InBev” or the “InBev Group” are to InBev SA/NV or InBev SA/NV and the group of companies owned and/or controlled by InBev SA/NV, as existing prior to the closing of the Anheuser-Busch acquisition; and

•	“Anheuser-Busch” are to Anheuser-Busch Companies, Inc. and the group of companies owned and/or controlled by Anheuser-Busch Companies, Inc., as the context requires;

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421.B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE IMPLIES THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

JURISDICTION AND SERVICE OF PROCESS IN THE UNITED STATES AND ENFORCEMENT OF FOREIGN JUDGMENTS IN BELGIUM

We are a Belgian public limited liability company. Most of the members of our Board of Directors and Executive Board of Management and certain of the persons named herein are non-residents of the United States. A substantial portion of our assets and all or a substantial portion of the assets of such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons or us or to enforce against them or us a judgment obtained in U.S. courts. Original actions or actions for the enforcement of judgments of U.S. courts relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in Belgium. The United States and Belgium do not currently have a multilateral or bilateral treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. In order for a final judgment for the payment of money rendered by U.S. courts based on civil liability to produce any effect on Belgian soil, it is accordingly required that this judgment be recognized or be declared enforceable by a Belgian court pursuant to the relevant provisions of the 2004 Belgian Code of Private International Law. Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognized or declared enforceable in Belgium if it infringes upon one or more of the grounds for refusal which are exhaustively listed in Article 25 of the 2004 Belgian Code of Private International Law. In addition to recognition or enforcement, a judgment by a federal or state court in the United States against us may also serve as evidence in a similar action in a Belgian court if it meets the conditions required for the authenticity of judgments according to the law of the state where it was rendered. In addition certain of the Subsidiary Guarantors (as defined herein) are organized outside the United States. Certain of their respective officers and directors reside outside the United States and all or a substantial portion of the assets of such Subsidiary Guarantors and of such officers and directors are located outside the United States. As a result, it may not be possible for investors to effect service of process outside such Subsidiary Guarantor’s jurisdiction of organization upon such Subsidiary Guarantor or such persons, or to enforce judgments against them obtained in U.S. courts, including any judgment predicated upon United States federal or state securities laws.

FORWARD-LOOKING STATEMENTS

There are statements in this prospectus, such as statements that include the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “may” or similar expressions that are forward-looking statements. These statements are subject to certain risks and uncertainties. Actual results may differ materially from those suggested by these statements due to, among others, the risks or uncertainties listed below. See also “Risk Factors” for further discussion of risks and uncertainties that could impact our business.

These forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others:

•	greater than expected costs (including taxes) and expenses, including in relation to the integration of acquisitions such as the Anheuser-Busch acquisition;

•	the risk of unexpected consequences resulting from acquisitions, including the Anheuser-Busch acquisition;

•	our expectations with respect to expansion, projected asset divestitures, premium growth, accretion to reported earnings, working capital improvements and investment income or cash flow projections;

•	lower than expected revenue;

•	greater than expected customer losses and business disruptions following the Anheuser-Busch acquisition;

•	difficulties in maintaining relationships with employees;

•	limitations on our ability to contain costs and expenses;

•

local, regional, national and international economic conditions, including the risks of a global recession or a recession in one or more of our key markets, and the impact they may have on us and our customers and our assessment of that impact;

•

the monetary and interest rate policies of central banks, in particular the European Central Bank, the Board of Governors of the U.S. Federal Reserve System, the Bank of England, and other central banks;

•	continued availability of financing and our ability to achieve our targeted coverage and debt levels and terms;

•	market risks, such as interest rate risk, foreign exchange rate risk, commodity risk, asset price risk, equity market risk, inflation or deflation;

•	our ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the effects of competition and consolidation in the markets in which we operate, which may be influenced by regulation, deregulation or enforcement policies;

•	changes in pricing environments;

•	volatility in commodity prices;

•	regional or general changes in asset valuations;

•	tax consequences of restructuring and our ability to optimize our tax rate after the Anheuser-Busch acquisition;

•	changes in consumer spending;

•	the outcome of pending and future litigation and governmental proceedings;

•	changes in government policies;

•

changes in applicable laws, regulations and taxes in jurisdictions in which we operate including the laws and regulations governing our operations, as well as actions or decisions of courts and regulators;

•	any inability to economically hedge certain risks;

•	inadequate impairment provisions and loss reserves;

•	technological changes; and

•	our success in managing the risks involved in the foregoing.

v

Certain of the cost savings and synergies information related to the Anheuser-Busch acquisition set forth in “Item 4. Information on the Company—B. Strengths and Strategy—Strengths” of the 2009 Annual Report on Form 20-F incorporated by reference herein constitute forward-looking statements and may not be representative of the actual cost savings and synergies that will result from the Anheuser-Busch acquisition. Such information reflects potential opportunities for savings and synergies identified by us based on estimates and assumptions that are inherently subject to significant uncertainties which are difficult to predict, and accordingly there can be no assurance that these cost savings and synergies will be realized. The statements relating to the synergies, cost savings and business growth opportunities we expect to continue to achieve following the Anheuser-Busch acquisition are based on assumptions. However, these expected synergies, cost savings and business growth opportunities may not be achieved. There can be no assurance that we will be able to continue to implement successfully the strategic and operational initiatives that are intended.

Our statements regarding market risks, including interest rate risk, foreign exchange rate risk, commodity risk, asset price risk, equity market risk, inflation and deflation, are subject to uncertainty. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

We caution that the forward-looking statements in this prospectus are further qualified by the risks described above in “Risk Factors”, elsewhere in this prospectus, or in the 2009 Annual Report on Form 20-F incorporated by reference herein, that could cause actual results to differ materially from those in the forward-looking statements. Subject to our obligations under Belgian and U.S. law in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

You may read and copy any reports or other information that we file at the public reference rooms of the Securities and Exchange Commission (“SEC”) at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s regional offices located at 3 World Financial Center, Suite 400, New York, NY 10281 and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the SEC’s website on the Internet at http://www.sec.gov.

We also make available on our website, free of charge, our annual reports on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ab-inbev.com. The information contained on our website is not incorporated by reference in this document.

We will provide you, free of charge, with a copy of the form of New Notes, the New Indenture (as defined below) and the form of supplemental indentures governing the New Notes. The New Indenture and the form of supplemental indentures governing the New Notes are filed as Exhibits 4.1 through 4.7 to the Form F-4 of which this prospectus is a part (the “Form F-4”). You may also request these documents by contacting us at Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium.

We have filed our amended and restated articles of association and all other deeds that are to be published in the annexes to the Belgian State Gazette with the clerk’s office of the Commercial Court of Brussels (Belgium), where they are available to the public. A copy of the articles of association dated 7 September 2010 has been filed as Exhibit 3.1 to the Form F-4, and is also available on our website under http://www.ab-inbev.com/go/corporate_governance/bylaws.cfm.

In accordance with Belgian law, we must prepare audited annual statutory and consolidated financial statements. The audited annual statutory and consolidated financial statements and the reports of our Board and statutory auditor relating thereto are filed with the Belgian National Bank, where they are available to the public. Furthermore, as a listed company, we publish an annual announcement preceding the publication of our annual financial report (which includes the audited annual financial statements, the report of our Board and the statutory auditor’s report). In addition, we publish interim management statements. Copies of these documents are available on our website under:

•	http://www.ab-inbev.com/go/investors/reports_and_publications/statutory_accounts.cfm

•	http://www.ab-inbev.com/go/investors/reports_and_publications/annual_and_hy_reports.cfm; and

•	http://www.ab-inbev.com/go/investors/reports_and_publications/quarterly_reports.cfm

We also disclose price sensitive information (inside information) and certain other information to the public. In accordance with the Belgian Royal Decree of 14 November 2007 on the obligations of issuers of financial instruments that are admitted to trading on a regulated market, such information and documentation is made available through our website, press releases, our periodic SEC filings and the communication channels of Euronext Brussels.

Our head office is located at Brouwerijplein 1, 3000 Leuven, Belgium. Our telephone number is +32 (0)1 627 6111 and our website is http://www.ab-inbev.com. The contents of such website do not form a part of this prospectus. Although certain references are made to our website in this prospectus, no information on our website forms part of this prospectus.

Documents related to us that are available to the public (reports, our Corporate Governance Charter, written communications, financial statements and our historical financial information for each of the three financial years preceding the publication of this prospectus) can be consulted on our website (http://www.ab-inbev.com) and at: Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium.

Unless stated otherwise in this prospectus, none of these documents form part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding us and the new notes being offered in exchange for the old notes in the exchange offers included in this prospectus.

BUSINESS OVERVIEW

We are the world’s largest brewing company by volume, and one of the world’s five largest consumer products companies. As a consumer-centric, sales-driven company, we produce, market, distribute and sell a strong, balanced portfolio of well over 200 beer brands. These include global flagship brands Budweiser, Stella Artois and Beck’s; multi-country brands such as Leffe and Hoegaarden; and many “local champions” such as Bud Light, Skol, Brahma, Quilmes, Michelob, Harbin, Sedrin, Klinskoye, Sibirskaya Korona, Chernigivske and Jupiler. We also produce and distribute soft drinks, particularly in Latin America.

Our brewing heritage and quality are rooted in brewing traditions that originate from the Den Hoorn brewery in Leuven, Belgium, dating back to 1366, and those of Anheuser & Co. brewery, established in 1852 in St. Louis, U.S.A. As of 31 December 2009, we employed approximately 116,000 people, with operations in 23 countries across the world. Given the breadth of our operations, we are organized along seven business zones or segments: North America, Latin America North, Latin America South, Western Europe, Central & Eastern Europe, Asia Pacific and Global Export & Holding Companies. The first six correspond to specific geographic regions in which our operations are based. As a result, we have a global footprint with a balanced exposure to developed and developing markets and production facilities spread across our six geographic regions.

On 18 November 2008, we completed our combination with Anheuser-Busch, the largest brewer of beer and other malt beverages in the United States. Following completion of the Anheuser-Busch acquisition, we have significant brewing operations within our North America business zone. The North America business zone accounted for 33.0% of our consolidated volumes for the year ended 31 December 2009 as compared to 9.3% of our actual consolidated volumes for the year ended 31 December 2008, and 4.8% of our actual consolidated volumes for the year ended 31 December 2007. Through the Anheuser-Busch acquisition, we acquired a number of subsidiaries that conduct various other business operations, including one of the largest theme park operators in the United States, a major manufacturer of aluminum cans and one of the largest recyclers of aluminum cans in the United States by weight. The theme park operations and a part of the beverage can and lid operations were sold during 2009.

We also have significant exposure to fast-growing emerging markets in Latin America North (which accounted for 26.9% of our consolidated volumes in the year ended 31 December 2009), Asia Pacific (which accounted for 12.8% of our consolidated volumes in the year ended 31 December 2009) and Latin America South (which accounted for 8.2% of our consolidated volumes in the year ended 31 December 2009).

Our 2009 volumes (beer and non-beer) were 409 million hectoliters and our revenue amounted to USD 36.8 billion.

THE ISSUER AND THE SUBSIDIARY GUARANTORS

The issuer of the New Notes, under the name of InBev Worldwide S.à.r.l, was incorporated on 9 July 2008 as a private limited liability company (société à responsabilité limitée) under the Luxembourg act dated 10 August 1915 on commercial companies, as amended. On 19 November 2008, the issuer was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law and, in connection with such domestication, changed its name to Anheuser-Busch InBev Worldwide Inc. The Issuer’s registered office is located at 1209 Orange Street, Wilmington, Delaware 19801. Our head office is located at Brouwerijplein 1, 3000 Leuven, Belgium. Our telephone number is +32 (0)1 627 6111.

Each of Brandbrew S.A., Cobrew NV/SA and Anheuser-Busch Companies, Inc., which are direct or indirect subsidiaries of Anheuser-Busch InBev SA/NV, will, along with Anheuser-Busch InBev SA/NV, jointly and severally guarantee the New Notes, on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of the New Notes”. In addition, such subsidiaries are guarantors of the Old Notes (as defined below), Anheuser-Busch InBev Worldwide Inc.’s $17.2 billion 2010 Senior Facilities Agreement and Anheuser-Busch InBev Worldwide Inc.’s October 2009 Notes (the “October 2009 Notes”), March 2010 Notes (the “March 2010 Notes”) and Euro Medium-Term Notes, as each are described in the Annual Report under the heading “Item 5. Operating and Financial Review—G. Liquidity and Capital Resources.”

THE EXCHANGE OFFERS

General

On 12 January 2009, Anheuser-Busch InBev Worldwide Inc. issued $1,250,000,000 principal amount of 7.20% Notes due 2014, $2,500,000,000 principal amount of 7.75% Notes due 2019 and $1,250,000,000 principal amount of 8.20% Notes due 2039 in a private offering (collectively, the “Old January Notes”) and on 14 May 2009 Anheuser-Busch InBev Worldwide Inc. issued $1,550,000,000 principal amount of 5.375% Notes due 2014, $1,000,000,000 principal amount of 6.875% Notes due 2019, $450,000,000 principal amount of 8.000% Notes due 2039 in a private offering (collectively, the “Old May Notes” and together with the Old January Notes, the “Old Notes”).

We are not required to conduct these Exchange Offers pursuant to a registration rights agreement or any other agreement with, or for the benefit of, the holders of the Old Notes. Instead, we are conducting the Exchange Offers solely for the purpose of allowing holders to exchange their Old Notes for New Notes which have been registered under the Securities Act of 1933, as amended (“Securities Act”).

The Exchange Offers

We are offering U.S.$1,250,000,000 principal amount of 7.20% Notes due 2014 registered under the Securities Act for any and all outstanding unregistered U.S.$1,250,000,000 principal amount of 7.20% Notes due 2014 issued on 12 January 2009.

We are offering U.S.$2,500,000,000 principal amount of 7.75% Notes due 2019 registered under the Securities Act for any and all outstanding unregistered U.S.$2,500,000,000 principal amount of 7.75% Notes due 2019 issued on 12 January 2009.

We are offering U.S.$1,250,000,000 principal amount of 8.20% Notes due 2039 registered under the Securities Act for any and all outstanding unregistered U.S.$1,250,000,000 principal amount of 8.20% Notes due 2039 issued on 12 January 2009.

We are offering U.S.$1,550,000,000 principal amount of 5.375% Notes due 2014 registered under the Securities Act for any and all outstanding unregistered U.S.$1,550,000,000 principal amount of 5.375% Notes due 2014 issued on 14 May 2009.

We are offering U.S.$1,000,000,000 principal amount of 6.875% Notes due 2019 registered under the Securities Act for any and all outstanding unregistered U.S.$ 1,000,000,000 principal amount of 6.875% Notes due 2019 issued on 14 May 2009.

We are offering U.S.$450,000,000 principal amount of 8.000% Notes due 2039 registered under the Securities Act for any and all outstanding unregistered U.S.$450,000,000 principal amount of 8.000% Notes due 2039 issued on 14 May 2009.

We refer to each of the above offers as an “Exchange Offer” and to them collectively as the “Exchange Offers”. Additionally, we refer to the six series of notes described above that are being offered in exchange for the Old Notes pursuant to the Exchange Offers as the “New Notes”. In this prospectus we sometimes refer to the New Notes and the Old Notes together as the “notes”.

In order to exchange an Old Note, you must follow the required procedures and we must accept the Old Note for exchange. We will exchange all Old Notes validly offered for exchange, or “tendered”, and not validly withdrawn.

Expiration Date

Each Exchange Offer expires at 5:00 p.m., New York City time, on 14 March 2011, unless we extend such date or time for an Exchange Offer, which we refer to as the “expiration date”. We may extend one or more of the expiration dates for any reason. We will complete the Exchange Offers and issue the New Notes promptly after the applicable expiration date.

Resale of New Notes

Based on interpretive letters of the Securities and Exchange Commission, or “SEC”, staff to third parties, we believe that you may offer for resale, resell and otherwise transfer New Notes issued pursuant to the Exchange Offers without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	acquire the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued in the Exchange Offers; and

•	are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act.

By tendering Old Notes as described in “The Exchange Offers—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

If you are a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in interpretive letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers

If you are a broker-dealer that has received New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. For a period of 90 days commencing on the day the relevant Exchange Offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale.

Consequences If You Do Not Exchange Your Old Notes

If you are eligible to participate in the Exchange Offers and you do not tender your Old Notes, your Old Notes will continue to be subject to any applicable transfer restrictions. These transfer restrictions and the availability of New Notes could adversely affect the trading market for your Old Notes. The Old Notes and the New Notes will not be fungible.

Procedures for Tendering Old Notes	If you wish to accept one or more of the Exchange Offers, the following must be delivered to the exchange agent identified below:

•	your Old Notes by timely confirmation of book-entry transfer through The Depository Trust Company, or “DTC”;

•

an agent’s message from DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the relevant Exchange Offers as described in “The Exchange Offers—Terms of the Exchange Offers”; and

•	all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the relevant Exchange Offers.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Withdrawal Rights	You may withdraw your tender of Old Notes any time prior to the relevant expiration date.

Tax Consequences

The exchange of Old Notes for New Notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations”.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offers. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be cancelled.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the Exchange Offers. The address and telephone number of the exchange agent are set forth under “The Exchange Offers—Exchange Agent.” The Bank of New York Mellon Trust Company, N.A. is also the trustee under the indentures, as supplemented, among the Issuer, the Parent Guarantor, the Subsidiary Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A. governing both the New Notes (the “New Indenture”) and the Old Notes (the “Old Indenture”), as described under “Description of the New Notes.”

THE NEW NOTES

A summary of the terms of the New Notes, which have the same financial terms and covenants as the Old Notes, follows. This summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the New Notes, please refer to “Description of the New Notes”.

Issuer	Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”).

Parent Guarantor	Anheuser-Busch InBev SA/NV, a Belgium public limited liability company (the “Parent Guarantor”).

Subsidiary Guarantors

Each of the following companies, which are direct or indirect subsidiaries of the Parent Guarantor (each a “Subsidiary Guarantor” and together with the Parent Guarantor, the “Guarantors”), will, along with the Parent Guarantor, jointly and severally guarantee the New Notes on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of the New Notes”: Brandbrew S.A., Cobrew NV/SA and Anheuser-Busch Companies, Inc. The Guarantors include all of the companies that currently guarantee the Old Notes.

Securities Offered	$1,250,000,000 aggregate principal amount of 7.20% Notes due 2014 (the “2014 January Notes”).

$2,500,000,000 aggregate principal amount of 7.75% Notes due 2019 (the “2019 January Notes”).

$1,250,000,000 aggregate principal amount of 8.20% Notes due 2039 (the “2039 January Notes” and, together with the 2014 January Notes and 2019 January Notes, the “January Notes”).

$1,550,000,000 aggregate principal amount of 5.375% Notes due 2014 (the “2014 May Notes”).

$1,000,000,000 aggregate principal amount of 6.875% Notes due 2019 (the “2019 May Notes”).

$450,000,000 aggregate principal amount of 8.000% Notes due 2039 (the “2039 May Notes” and, together with the 2014 May Notes and 2019 May Notes, the “May Notes”).

We refer to the January Notes and the May Notes together as the “New Notes”.

The New Notes are redeemable prior to maturity as described in “Description of the New Notes—Optional Redemption” and “Description of the New Notes—Optional Tax Redemption.”

Ranking of the Notes	The New Notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuer.

Ranking of the Guarantees

Subject to certain limitations described herein, each New Note will be jointly and severally guaranteed by each of the Guarantors, on an unconditional, full and irrevocable basis (each a “Guarantee” and collectively the “Guarantees”). The Guarantees will be the direct, unconditional, unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and equally with all other existing and future unsecured and unsubordinated general obligations of the Guarantors. Each of the Guarantors other than the Parent Guarantor shall be entitled to terminate its Guarantee in certain circumstances as further described under “Description of the New Notes—Guarantees.”

Minimum Denomination	The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on New Notes

The 2014 January Notes will bear interest at the rate per annum of 7.20%, the 2019 January Notes will bear interest at the rate per annum of 7.75% and the 2039 January Notes will bear interest at the rate per annum of 8.20%, in each case from 15 January 2011 or the most recent interest payment date of the Old January Notes for which interest has been paid or duly provided, as applicable. Interest on the January Notes will be payable semi-annually in arrears on 15 January and 15 July of each year, commencing on 15 July 2011 (or, if any such date is not a Business Day (as defined below), on the next succeeding Business Day) until the principal of the January Notes is paid or duly made available for payment. Interest on the January Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the January Notes will be paid to the persons in whose names the January Notes (or one or more predecessor notes) are registered on 1 January and 1 July, as the case may be, immediately preceding the applicable interest payment date, whether or not such date is a Business Day.

The 2014 May Notes will bear interest at the rate per annum of 5.375%, the 2019 May Notes will bear interest at the rate per annum of 6.875%, and the 2039 May Notes will bear interest at the rate per annum of 8.000%, in each case from 15 November 2010 or the most recent interest payment date of the Old May Notes for which interest has been paid or duly provided, as applicable. Interest on the May Notes will be payable semi-annually in arrears on 15 May and 15 November of each year, commencing on 15 May 2011 (or, if any such date is not a Business Day, on the next succeeding Business Day) until the principal of the May Notes is paid or duly made available for payment. Interest on the May Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the May Notes will be paid to the persons in whose names the May Notes (or one or more predecessor notes) are registered on 1 May and 1 November, as the case may be, immediately preceding the applicable interest payment date, whether or not such date is a Business Day.

Business Day

The term “Business Day” means any day other than a day on which commercial banks or foreign exchange markets are permitted or required to be closed in New York City, London or Brussels. If the date of maturity of interest on or principal of the New Notes or the date fixed for redemption of any New Note is not a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue as a result of the delayed payment.

Additional Amounts

To the extent any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organized, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law, in which event, such Guarantor will pay to the noteholders (the “Holders”) such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable on account of any taxes or duties in the circumstances described in the prospectus under “Description of the New Notes—Additional Amounts.”

References to principal or interest in respect of the New Notes include any Additional Amounts, which may be payable as set forth in the New Indenture.

The covenant regarding Additional Amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States, but shall apply to the Issuer at any time that the Issuer is incorporated in any jurisdiction outside the United States.

Optional Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s option, as a whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the New Notes to be redeemed; and

•	as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate described herein plus 85 basis points in the case of the 2014 January Notes, 80 basis points in the case of the 2019 January Notes and the 2039 January Notes, 50 basis points in the case of the 2014 May Notes, 55 basis points in the case of the 2019 May Notes and 60 basis points in the case of the 2039 May Notes;

plus, in each case described above, accrued and unpaid interest on the principal amount being redeemed to (but excluding) the redemption date.

Optional Tax Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s or the Parent Guarantor’s option, as a whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all Additional Amounts, if any) to (but excluding) the redemption date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a Relevant Taxing Jurisdiction or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the issue date (any such change or amendment, a “Change in Tax Law”), the Issuer or (if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay Additional Amounts and (ii) such obligation cannot be avoided by the Issuer (or the relevant Guarantor) taking reasonable measures available to it, provided, however, that any series of New Notes may not be redeemed to the extent such Additional Amounts arise solely as a result of the Issuer assigning its obligations under such New Notes to a Substitute Issuer (as defined in “Description of the New Notes”), unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by the Parent Guarantor.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obligated to pay the Additional Amounts if a payment in respect of such series of New Notes were then due.

Holders’ Option to Require Repayment upon a Change in Control

As is described in detail below under “Description of the New Notes—Holders’ Option to Require Repayment upon a Change in Control”, in the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs (an “Early Redemption Event”): (i) the Issuer will (A) within 30 days after becoming aware of the Early Redemption Event, provide written notice thereof to the Holders, and (B) determine and provide written notice of the effective date for the purposes of early repayment (the “Effective Date”). The Effective Date must be a Business Day not less than 60 and not more than 90 days after the giving of the notice regarding the Early Redemption Event pursuant to subparagraph (i)(A); and (ii) any Holder may, by submitting a redemption notice (the “Early Redemption Notice”), demand from the Issuer repayment as of the Effective Date of any (in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof) or all of its New Notes which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the Effective Date (and all Additional Amounts, if any).

The above provisions on Holders’ option to require repayment upon a Change in Control will not be effective unless and until they are approved by a resolution of the general meeting of shareholders of the Parent Guarantor.

Interest Rate Adjustment Based on Rating Events

As further described below under “Description of the New Notes—Interest Rate Adjustment Based on Rating Events”, the interest rate payable on a series of New Notes will be subject to adjustment from time to time if any of the three Rating Agencies downgrades (or subsequently upgrades) its rating assigned to that series of New Notes below an investment grade rating, based on the lowest two ratings assigned. The interest rate on a series of New Notes will be increased by 25 basis points for every one notch downgrade below an investment grade rating subject to a cap of 200 basis points. Similarly, if at any time the interest rate on a series of New Notes has been increased as a result of a ratings downgrade by a Rating Agency, and such Rating Agency subsequently increases its rating of that series of New Notes, the interest rate on that series of New Notes will be decreased by 25 basis points for every one notch upgrade until it reverts to the interest rate payable on that series of New Notes at the date of their issuance. If any of the Rating Agencies subsequently increases its rating of a series of New Notes to better than BB+/Ba1 or its equivalent, the adjustment from the original interest rate attributable to that Rating Agency shall no longer apply, and unless one or more other Rating Agencies rates that series of New Notes BB+/Ba1 or lower, the interest rate shall revert to the relevant interest rate payable on that series of New Notes at the date of their issuance.

In addition, if at any time during the term of the New Notes, any series of the New Notes is rated A-/A3 or above by any two of the Rating Agencies, the interest rate adjustment provision will cease to apply to such series and the effective interest rate on such series of New Notes at original issuance will remain in effect until the maturity or redemption of that series of New Notes.

Book-Entry Form

The New Notes will initially be issued to investors in book-entry form only. Fully-registered global notes representing the total aggregate principal amount of the New Notes will be issued and registered in the name of a nominee for DTC, the securities depositary for the New Notes, for credit to accounts of direct or indirect participants in DTC, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), in Luxembourg and Euroclear Bank S.A./N.V. (“Euroclear”), in Brussels, Belgium. Unless and until New Notes in definitive certificated form are issued, the only Holder will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary. Except as described in this prospectus, a beneficial owner of any interest in a global note will not be entitled to receive physical delivery of definitive New Notes. Accordingly, each beneficial owner of any interest in a global note must rely on the procedures of DTC, Euroclear, Clearstream, or their participants, as applicable, to exercise any rights under the New Notes.

Governing Law	The New Notes, the Guarantees and the New Indenture related thereto, will be governed by, and construed in accordance with, the laws of the State of New York.

Listing and Trading

We have not applied to list the New Notes on any securities exchange. However, we may apply to list the New Notes on a securities exchange in the future. We are under no obligation to list the New Notes.

Trustee, Principal Paying Agent, Transfer Agent and Registrar	The Trustee, principal paying agent, transfer agent and registrar is The Bank of New York Mellon Trust Company, N.A. (“Trustee”).

RECENT DEVELOPMENTS

On 17 November 2010, we closed a Brazilian reais 750 million SEC-registered debt offering comprising 9.750% notes due 2015. The notes are denominated in Brazilian reais, but the purchase price and all payments of principal and interest are made in U.S. dollars. The notes are listed on the New York Stock Exchange. We used the $439.6 million net proceeds to repay certain outstanding indebtedness under the 2010 Senior Facilities Agreement. For a description of the 2010 Senior Facilities Agreement, see “Item 10. Additional Information—C. Material—2010 Senior Facilities Agreement” in our Form 20-F filed with the SEC on 15 April 2010.

On 15 December 2010, we closed a Canadian dollar 600 million offering consisting of 3.65% notes due 2016 (the “CAD Offering”). The notes were privately placed in Canada with accredited investors in compliance with Regulation S of the Securities Act. We used the $592.7 million net proceeds to repay certain outstanding indebtedness under our 2010 Senior Facilities Agreement.

On 27 January 2011, we closed a $1,650 million SEC-registered debt offering consisting of $650 million Floating Rate Notes due 2014, $500 million 2.875% Notes due 2016 and $500 million 4.375% Notes due 2021 (together the “January 2011 USD Offering”). The notes are listed on the New York Stock Exchange. We used the $1,640 billion net proceeds to repay certain outstanding indebtedness under the 2010 Senior Facilities Agreement.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to Our Business

You should read “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended 31 December 2009 (the “Annual Report”), which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business.

Risks Related to the Exchange Offers

Your rights as a Holder of the New Notes may be inferior to the rights of holders of a different series of the Issuer’s notes issued under either the New Indenture or a different indenture.

The Issuer may issue additional series of notes under the New Indenture that have different terms from the New Notes. The Issuer may also issue series of notes under the New Indenture that provide holders of those notes with rights superior to the rights attached to the New Notes or that may be granted in the future to noteholders of other series.

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will continue to be subject to any applicable transfer restrictions, which may adversely affect their market price.

If you do not properly tender your Old Notes for New Notes in the applicable Exchange Offer, you will continue to be subject to any applicable restrictions on the transfer of your Old Notes. In general, the Old Notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or exempt from registration thereunder. We do not intend to register resales of the Old Notes under the Securities Act. You should refer to “The Exchange Offers—Procedures For Tendering” for information about how to tender your Old Notes. The tender of Old Notes under the Exchange Offers will reduce the outstanding amount of each series of the Old Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Old Notes due to a reduction in liquidity.

Late deliveries of Old Notes and other required documents could prevent you from exchanging your Old Notes.

Holders are responsible for complying with all procedures of the Exchange Offers. The issuance of New Notes in exchange for Old Notes will occur only upon completion of the procedures described in “The Exchange Offers—Procedures For Tendering”. Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the Exchange Offers or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a current prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Relating to the New Notes

Since the Issuer and the Parent Guarantor are holding companies that conduct operations through subsidiaries, your right to receive payments on the New Notes and the Guarantees is subordinated to the other liabilities of the Issuer’s subsidiaries and those of the Parent Guarantor which are not Subsidiary Guarantors.

The Parent Guarantor is organized as a holding company for our operations, and the Issuer is the holding company for Anheuser-Busch. As a result, substantially all of the Issuer’s and the Parent Guarantor’s operations are carried on through subsidiaries. The Issuer’s and the Parent Guarantor’s principal sources of income are the dividends and distributions the Issuer and Parent Guarantor receive from their respective subsidiaries. Following the completion of the acquisition of Anheuser-Busch, the Parent Guarantor has guaranteed all of the outstanding capital markets debt issued or guaranteed by Anheuser-Busch, any outstanding debt under the 2008 Senior Facilities Agreement (as defined in the Annual Report), the 2010 Facilities Agreements (as defined in the Annual Report) and may guarantee certain indebtedness of certain of its subsidiaries. The Parent Guarantor had guaranteed a total of USD 44.0 billion of debt as of 30 June 2010.

The Issuer’s and the Parent Guarantor’s ability to meet their financial obligations is dependent upon the availability of cash flows from their domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. The Issuer’s and the Parent Guarantor’s subsidiaries and affiliated companies are not required and may not be able to pay dividends to the Issuer or the Parent Guarantor. Only certain of the Parent Guarantor’s subsidiaries are guarantors of the New Notes. Claims of the creditors of the Issuer’s or the Parent Guarantor’s subsidiaries which are not Subsidiary Guarantors have priority as to the assets of such subsidiaries over the claims of creditors of the Issuer or the Parent Guarantor. Consequently, Holders are structurally subordinated, on the Issuer’s or the Parent Guarantor’s insolvency, to the prior claims of the creditors of the Issuer’s or the Parent Guarantor’s subsidiaries which are not Subsidiary Guarantors.

The Guarantees to be provided by the Parent Guarantor and the Subsidiary Guarantors, are subject to certain limitations that may affect the validity or enforceability of the Guarantees.

Enforcement of each Guarantee will be subject to certain generally available defenses. Local laws and defenses may vary, and may include those that relate to corporate benefit (ultra vires), fraudulent conveyance or transfer (actio pauliana), voidable preference, financial assistance, corporate purpose, subordination and capital maintenance or similar laws and concepts. They may also include regulations or defenses which affect the rights of creditors generally.

If a court were to find a Guarantee given by a Guarantor, or a portion thereof, void or unenforceable as a result of such local laws or defenses, or to the extent that agreed limitations on Guarantees apply (see “Description of the New Notes—Guarantee Limitations”), Holders would cease to have any claim in respect of that Guarantor and would be creditors solely of the Issuer and any remaining Guarantors and, if payment had already been made under the relevant Guarantee, the court could require that the recipient return the payment to the relevant Guarantor.

The guarantee provided by Brandbrew S.A. is subject to certain limitations.

For the purposes of the Guarantee provided by Brandbrew S.A. (“Brandbrew”), the maximum aggregate liability of Brandbrew, Brandbrew’s Guarantee and as guarantor of the Brandbrew Guaranteed Facilities (as defined below) (excluding its Guarantee) shall not exceed an amount equal to the aggregate of (without double counting): (A) the aggregate amount of all moneys received by Brandbrew and its subsidiaries as a borrower or issuer under Brandbrew’s Guaranteed Facilities (as defined below); (B) the aggregate amount of all outstanding intercompany loans made to Brandbrew and its Subsidiaries by other members of the AB InBev Group which have been directly or indirectly funded using the proceeds of borrowings under Brandbrew’s

Guaranteed Facilities; and (C) an amount equal to 100% of the greater of: (I) the sum of Brandbrew’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted above) (both as referred to in the Law of 2002) as reflected in Brandbrew’s then most recent annual accounts approved by the competent organ of Brandbrew (as audited by its réviseur d’entreprises (external auditor), if required by law); and (II) the sum of Brandbrew’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (both as referred to in article 34 of the Law of 2002) as reflected in its filed annual accounts available as of the date of Brandbrew’s Guarantee.

In addition, the obligations and liabilities of Brandbrew under its Guarantee and under any of its Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to the relevant Luxembourg Guarantor.

Brandbrew S.A., the Subsidiary Guarantor whose Guarantee is subject to limitations, accounted for less than 1% of the total consolidated EBITDA, as defined, of AB InBev Group for the six month period ended 30 June 2010 and approximately 5% of the total consolidated debt of AB InBev Group as of 30 June 2010.

The Guarantees provided by the Subsidiary Guarantors (but not the Parent Guarantor) may be released in certain circumstances.

Each of the Guarantors, other than the Parent Guarantor, may terminate its Guarantee in the event that (i) the relevant Guarantor is released from its guarantee of the Issuer’s 2010 Senior Facilities Agreement, or is no longer a guarantor thereunder and (ii) the aggregate amount of indebtedness for borrowed money for which the relevant Guarantor is an obligor (as a guarantor or borrower) does not exceed 10% of the consolidated gross assets of the Parent Guarantor as reflected in the balance sheet included in its most recent publicly released interim or annual consolidated financial statements. For more information see “Description of the New Notes—Guarantees.”

Since the New Notes are unsecured, your right to receive payments may be adversely affected.

The New Notes that the Issuer is offering will be unsecured. The New Notes are not subordinated to any of the Issuer’s other debt obligations, and therefore, they will rank equally with all its other unsecured and unsubordinated indebtedness. If the Issuer defaults on the New Notes or the Guarantors default on the Guarantees, or after bankruptcy, examinership, liquidation or reorganization, then, to the extent that the Issuer or the Guarantors have granted security over their assets, the assets that secure their debts will be used to satisfy the obligations under that secured debt before the Issuer or the Guarantors can make payment on the New Notes or the Guarantees. There may only be limited assets available to make payments on the New Notes or the Guarantees in the event of an acceleration of the New Notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Should the Guarantors default on their Guarantees, your right to receive payments on the Guarantees may be adversely affected by the insolvency laws of the jurisdiction of organization of the defaulting Guarantors.

The Parent Guarantor and Subsidiary Guarantors are organized under the laws of various jurisdictions, and it is likely that any insolvency proceedings applicable to a Guarantor would be governed by the law of its jurisdiction of organization. The insolvency laws of the various jurisdictions of organization of the Guarantors may vary as to treatment of unsecured creditors and may contain prohibitions on the Guarantors’ ability to pay any debts existing at the time of the insolvency.

Since the Parent Guarantor is a Belgian company, Belgian insolvency laws may adversely affect a recovery by the Holders of amounts payable under the New Notes.

There are two types of insolvency procedures under Belgian law: (i) the judicial restructuring (réorganisation judiciaire/gerechtelijke reorganisatie) procedure and (ii) the bankruptcy (faillite/faillissement) procedure, each of which is described below.

A proceeding for a judicial restructuring may be commenced if the continuation of the debtor’s business is, either immediately or in the future, at risk. The continuation of the debtor’s business is, in any event, deemed to be at risk if, as a result of losses, the debtor’s net assets have declined to less than 50% of its stated capital.

A request for a judicial restructuring is filed on the initiative of the debtor by a petition. The court can consider a preliminary suspension of payments during an initial period of six months, which can be extended by up to a maximum period of six months at the request of the company. In exceptional circumstances and in the interest of the creditors, there may be an additional extension of six months. In principle, during the initial suspension period, the debtor cannot be dissolved or declared bankrupt. However, the initial suspension period can be terminated if it becomes manifestly clear that the debtor will not be able to continue its business. Following early termination of the initial suspension period, the debtor can be dissolved or declared bankrupt. As a rule, creditors cannot enforce their rights against the debtor’s assets during the period of preliminary suspension of payments, except in the following circumstances: (i) failure by the debtor to pay interest or charges falling due in the course of the preliminary suspension period, (ii) failure by the debtor to pay any new debts (e.g., debts which have arisen after the date of the preliminary suspension of payments) or (iii) enforcement by a creditor of security (or certain netting arrangements and relating accelerated termination arrangements) pursuant to the Belgian Act of 15 December 2004 on financial collateral.

During the preliminary suspension period, the debtor must draw up a restructuring plan which must be approved by a majority of its creditors who were present at a meeting of creditors and whose aggregate claims represent over half of all outstanding claims of the debtor. The restructuring plan must have a maximum duration of five years. This plan will be approved by the court provided the plan does not violate the formalities required by the judicial restructuring legislation nor public policy. The plan will be binding on all creditors listed in the plan. Enforcement rights of creditors secured by certain types of in rem rights are not bound by the plan. Such creditors may, as a result, enforce their security from the beginning of the final suspension period. Under certain conditions, and subject to certain exceptions, enforcement by such creditors can be suspended for up to 24 months (as from the filing of the request for a judicial restructuring with the relevant court). Under further conditions, this period of 24 months may be extended by a further 12 months.

Any provision providing that an agreement would be terminated as the result of a debtor entering a judicial composition is ineffective, subject to exceptions set forth in the Belgian Act of 15 December 2004 on financial collateral.

The above essentially describes the so-called judicial restructuring by collective agreement of the creditors. The judicial restructuring legislation also provides for alternative judicial restructuring procedures, including (i) by amicable settlement between the debtor and two or more of its creditors and (ii) by court-ordered transfer of part or all of the debtor’s business.

A company which, on a sustained basis, has ceased to make payments and whose credit is impaired will be deemed to be in a state of bankruptcy. Within one month after the cessation of payments, the company must file for bankruptcy. If the company is late in filing for bankruptcy, its directors could be held liable for damages to creditors as a result thereof. Bankruptcy procedures may also be initiated on the request of unpaid creditors or on the initiative of the public prosecutor.

Once the court decides that the requirements for bankruptcy are met, the court will establish a date before which claims for all unpaid debts must be filed by creditors. A bankruptcy trustee will be appointed to assume the operation of the business and to organize a sale of the debtor’s assets, the distribution of the proceeds thereof to creditors and the liquidation of the debtor.

Payments or other transactions (as listed below) made by a company during a certain period of time prior to that company being declared bankrupt (the “suspect period”) (période suspecte/verdachte periode) can be voided for the benefit of the creditors. The court will determine the date of commencement and the duration of the suspect period. This period starts on the date of sustained cessation of payment of debts by the debtor. The court can only determine the date of sustained cessation of payment of debts if it has been requested to do so by a creditor proceeding for a bankruptcy judgment or if proceedings are initiated to that effect by the bankruptcy trustee or by any other interested party. This date cannot be earlier than six months before the date of the bankruptcy judgment, unless a decision to dissolve the company was made more than six months before the date of the bankruptcy judgment, in which case the date could be the date of such decision to dissolve the company. The ruling determining the date of commencement of the suspect period or the bankruptcy judgment itself can be opposed by third parties, such as other creditors, within 15 days following the publication of that ruling in the Belgian Official Gazette.

The transactions which can or must be voided under the bankruptcy rules for the benefit of the bankrupt estate include (i) any transaction entered into by a Belgian company during the suspect period if the value given to creditors significantly exceeded the value the company received in consideration, (ii) any transaction entered into by a company which has stopped making payments if the counterparty to the transaction was aware of the suspension of payments, (iii) security interests granted during the suspect period if they intend to secure a debt which existed prior to the date on which the security interest was granted, (iv) any payments (in whatever form, i.e. money or in kind or by way of set-off) made during the suspect period of any debt which was not yet due, as well as all payments made during the suspect period other than with money or monetary instruments (i.e. checks, promissory notes, etc.) and (v) any transaction or payment effected with fraudulent intent irrespective of its date.

Following a judgment commencing a bankruptcy proceeding, enforcement rights of individual creditors are suspended (subject to exceptions set forth in the Belgian Act of 15 December 2004 on financial collateral). Creditors secured by in rem rights, such as share pledges, will regain their ability to enforce their rights under the security after the bankruptcy trustee has verified the creditors’ claims.

The New Notes lack a developed trading market, and such a market may never develop. The trading price for the New Notes may be adversely affected by credit market conditions.

The Issuer may list the New Notes on a securities exchange, but is under no obligation to do so. Even if the New Notes are listed on a securities exchange, there can be no assurance that an active trading market will develop for the New Notes, nor any assurance regarding the ability of Holders to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If a trading market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, the Issuer’s or the Parent Guarantor’s financial results, any decline in the Issuer’s or the Parent Guarantor’s creditworthiness and the market for similar securities. The trading market for the New Notes will be affected by general credit market conditions, which in recent periods have been marked by significant volatility and price reductions, including for debt issued by investment-grade companies.

The Change in Control Clause may not be effective.

The Change in Control Clause, as detailed under “Description of the New Notes—Holder’s Option to Require Repayment upon a Change of Control” is subject to the approval of our shareholders. The approval of the Change in Control Clause is expected to be raised at the next general meeting of our shareholders after 14 March 2011. In the event that the shareholders do not approve the Change in Control Clause it will not be effective.

The Issuer may not be able to repurchase all of the Notes upon a Change of Control, which would result in a default under the Notes.

Upon the occurrence of specific kinds of change of control events, each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a price equal to 101% of its principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If such change of control event occurs, there can be no assurance that the Issuer would have sufficient financial resources available to satisfy its obligations to repurchase the Notes. In addition, the Issuer’s ability to repurchase the Notes for cash may be limited by law or by the terms of other agreements relating to its indebtedness outstanding at that time. The Issuer’s failure to repurchase the Notes within the applicable time period would result in a default under the New Indenture, which could have material adverse consequences for the Issuer and for Holders.

As a “foreign private issuer” in the United States, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC.

As a “foreign private issuer,” we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

SELECTED FINANCIAL INFORMATION

The selected historical financial information presented below as of 31 December 2009, 2008 and 2007, and for the four years ended 31 December 2009 has been derived from our audited consolidated financial statements, which were prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and in conformity with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The selected historical financial information presented below as of 30 June 2010 and for the six-month periods ended 30 June 2010 and 2009 has been derived from our unaudited IFRS condensed consolidated interim financial statements. The interim data include all adjustments, consisting of normally recurring adjustments, necessary for a fair statement of the results for the interim period.

The selected historical financial information presented in the tables below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes. The audited consolidated financial statements and the accompanying notes as of 31 December 2009 and 2008 and for the three years ended 31 December 2009 are included in our Annual Report, which is incorporated herein by reference. Similarly, the unaudited consolidated interim financial statements and the accompanying notes as of 30 June 2010 and for the six-month periods ended 30 June 2010 and 2009 are included in our Second Quarter 6-K, which is incorporated herein by reference.

Effective 1 January 2009, we changed the presentation currency of our consolidated financial statements from the euro to the U.S. dollar, reflecting the post-Anheuser-Busch acquisition profile of our revenue and cash flows, which are now primarily generated in U.S. dollars and U.S. dollar-linked currencies. We believe that this change provides greater alignment of our presentation currency with our most significant operating currency and underlying financial performance. Unless otherwise specified, all financial information included in this Form prospectus has been stated in U.S. dollars.

	Six months ended 30 June		Year ended 31 December
	2010	2009	2009	2008	2007	2006	2005
	(USD million, unless otherwise indicated)
Income Statement Data	(unaudited)		(audited)				(unaudited)
Revenue(1)	17,501	17,698	36,758	23,507	19,735	16,692	14,577
Profit from operations	5,028	4,928	11,569	5,340	5,872	3,925	2,749
Profit	2,345	2,343	5,877	3,126	4,167	2,667	1,753
Profit attributable to our equity holders	1,624	1,787	4,613	1,927	3,005	1,770	1,131
Ratio of earnings to fixed charges(2)	2.21	2.29	2.43	2.90	5.88	4.87	3.38

Weighted average number of ordinary shares (million shares)(3),(7)	1,591	1,582	1,584	999	976	972	960
Diluted weighted average number of ordinary shares (million shares)(4),(7)	1,608	1,590	1,593	1,000	981	980	964
Basic earnings per share (USD)(5),(7)	1.02	1.13	2.91	1.93	3.08	1.82	1.18
Diluted earnings per share (USD)(6),(7)	1.01	1.12	2.90	1.93	3.06	1.81	1.17
Dividends per share (USD)	n/a	n/a	0.55	0.35	3.67	0.95	0.57
Dividends per share (EUR)	n/a	n/a	0.38	0.28	2.44	0.72	0.48

	As of 30 June	As of 31 December
	2010	2009	2008 (adjusted)(8)	2007	2006	2005
	(USD million, unless otherwise indicated)
Financial Position Data	(unaudited)	(audited)			(unaudited)
Total assets	111,495	112,525	113,748	42,247	34,566	27,795
Equity	35,032	33,171	24,431	21,949	17,308	13,979
Equity attributable to our equity holders	31,785	30,318	22,442	20,057	16,149	13,532
Issued capital	1,732	1,732	1,730	559	558	554

Other Data
Volumes (million hectoliters)	192	409	285	271	247	224
Book value per share	19.98	19.14	22.46	20.55	16.61	14.09

Notes:

(1)

Turnover less excise taxes and discounts. In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers (see “Item 5. Operating and Financial Review—A. Key Factors Affecting Results of Operations—Excise Taxes” in our Annual Report).

(2)

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purposes of computing this ratio, earnings consist of profit from operations before taxes and share of results of associates, plus fixed charges, minus interest capitalized during the period. Fixed charges consist of interest and accretion expense, interest on finance lease obligations, interest capitalized, plus one-third of rent expense on operating leases, estimated by the company as representative of the interest factor attributable to such rent expense. The Parent Guarantor did not have any preferred stock outstanding and did not pay or accrue any preferred stock dividends during the periods presented above. Set forth below is an overview of how we calculate the ratio of earnings to fixed charges for the six months ended 30 June 2010 and 2009 and each of the five years ended 31 December 2009, 2008, 2007, 2006 and 2005:

	Six Months ended 30 June		Year ended 31 December
	2010	2009	2009	2008	2007	2006	2005
	(USD million)
	(unaudited)		(audited)				(unaudited)
Earnings:
Profit from operations before taxes and share of results of associates	2,937	2,935	7,150	3,740	5,054	3,332	2,244
Add: Fixed charges (below)	2,421	2,281	5,014	1,965	1,035	860	941
Less: Interest Capitalized (below)	9	1	4	-	-	-	-

Total earnings	5,349	5,215	12,160	5,705	6,089	4,192	3,185

Fixed charges:
Interest expense and similar charges	2,105	2,030	4,394	1,761	926	771	849
Accretion expense	268	208	526	127	49	30	23
Interest capitalized	9	1	4	-	-	-	-
Estimated interest portion of rental expense	39	42	90	77	60	59	69

Total fixed charges	2,421	2,281	5,014	1,965	1,035	860	941

Ratio of earnings to fixed charges	2.21	2.29	2.43	2.90	5.88	4.87	3.38

(3)

Weighted average number of ordinary shares means, for any period, the number of shares outstanding at the beginning of the period, adjusted by the number of shares canceled, repurchased or issued during the period multiplied by a time-weighting factor.

(4)	Diluted weighted average number of ordinary shares means the weighted average number of ordinary shares, adjusted by the effect of share options issued.

(5)	Earnings per share means, for any period, profit attributable to our equity holders for the period divided by the weighted average number of ordinary shares.

(6)	Diluted earnings per share means, for any period, profit attributable to our equity holders for the period divided by the diluted weighted average number of ordinary shares.

(7)

In accordance with IAS 33, we adjusted historical data per share for each of the years ended 31 December 2007, 2006 and 2005 by an adjustment ratio of 0.6252 as a result of the capital increase pursuant to the rights offering we completed in December 2008 to restate (i) the weighted average number of ordinary shares; (ii) the diluted weighted average number of ordinary shares; (iii) the basic earnings per share; and (iv) the diluted earnings per share.

(8)

In 2009, the company completed the purchase price allocation of the Anheuser-Busch acquisition in accordance with IFRS 3. IFRS 3 requires the acquirer to retrospectively adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date. As such, total assets have been adjusted to reflect the final purchase price adjustments.

Recent Developments

For a summary of our interim financial results for the nine months ended 30 September 2010, see the unaudited interim report for the nine-month periods ended 30 September 2010 and 2009 included in our Third Quarter 6-K, which is incorporated herein by reference. The table below presents our condensed consolidated results of operations for the nine months ended 30 September 2010 and 2009.

	Nine months ended 30 September
	2010	2009
	(USD million, unless otherwise indicated)
Income Statement Data	(unaudited)
Volumes (thousand hectoliters)	299,141	306,884
Revenue	26,824	27,461
Cost of sales	(11,959)	(12,894)
Gross profit	14,865	14,567
Distribution expenses	(2,128)	(1,970)
Sales and marketing expenses	(3,530)	(3,582)
Administrative expenses	(1,475)	(1,619)
Other operating income/expenses	376	467
Exceptional items	(192)	318
Profit from operations	7,916	8,182

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offers. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Old Notes, the terms of which are substantially similar to the New Notes. The Old Notes surrendered in exchange for the New Notes will be cancelled.

We used all of the net proceeds from the sale of the Old January Notes to repay USD 3.5 billion of the Facility B loan and USD 1.5 billion of the Facility A loan, both of which comprise part of the 2008 Senior Facilities Agreement and which are described under “Item 5. Operating and Financial Review—G. Liquidity and Capital Resources—Net Debt and Equity” in our Annual Report. We used all of the net proceeds from the sale of the Old May Notes to repay USD 2.977 billion of the Facility A loan under the 2008 Senior Facilities Agreement. No portion of the proceeds from the sale of the Old Notes was on-lent to any member of the AB InBev Group.

CAPITALIZATION AND INDEBTEDNESS

The following table shows our cash and cash equivalents and capitalization as of 30 November 2010. You should read the information in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and our audited consolidated financial statements and the accompanying notes included in the Annual Report and the Third Quarter 6-K.

As of 30 November 2010
(USD million, unaudited)
Cash and cash equivalents, less bank overdrafts(1)	5,911

Current interest-bearing liabilities
Secured bank loans	32
Unsecured bank loans	2,785
Unsecured bond issues(1)	247
Unsecured other loans	167
Finance lease liabilities	6

Non-current interest-bearing liabilities
Secured bank loans	87
Unsecured bank loans	10,541
Unsecured bond issues(1)	32,251
Secured other loans	6
Unsecured other loans	110
Finance lease liabilities	111

Total interest-bearing liabilities	46,343

Equity attributable to our equity holders	34,531
Non-controlling interests	3,274

Total Capitalization:(1)	84,148

Note:

(1)

In December 2010, we used the $592.7 million net proceeds of the CAD Offering to repay certain outstanding indebtedness under our 2010 Senior Facilities Agreement. The application of proceeds from the CAD Offering, as described in the preceding sentence, reduced our non-current unsecured bank loans by $592.7 million and increased non-current unsecured bond issued by an amount equal to the aggregate principal amount of the CAD Offering. In January 2010 we used the $1,640 million net proceeds of the

January 2011 USD Offering to repay certain outstanding indebtedness under our 2010 Senior Facilities Agreement. The application of proceeds from the January 2011 USD Offering, as described in the preceding sentence, reduced our non-current unsecured bank loans by $1,640 million and increased non-current unsecured bond issued by an amount equal to the aggregate principal amount of the January 2011 USD Offering. For details of our CAD Offering and our January 2011 USD Offering see “—Recent Developments” and for a description of the 2010 Senior Facilities Agreement, see “Item 10. Additional Information—C. Material—2010 Senior Facilities Agreement” in our Form 20-F filed with the SEC on 15 April 2010.

THE EXCHANGE OFFERS

The following summary of the Exchange Offers and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the letter of transmittal, which is filed as an exhibit to the registration statement of which this prospectus is part.

Purpose and Effect of Exchange Offers

On 12 January 2009, Anheuser-Busch InBev Worldwide Inc. issued $1,250,000,000 aggregate principal amount of 7.20% Notes due 2014, $2,500,000,000 aggregate principal amount of 7.75% Notes due 2019 and $1,250,000,000 aggregate principal amount of 8.20% Notes due 2039 in private offerings (collectively, the “Old January Notes”) and on 14 May 2009 Anheuser-Busch InBev Worldwide Inc. issued $1,550,000,000 aggregate principal amount of 5.375% Notes due 2014, $1,000,000,000 aggregate principal amount of 6.875% Notes due 2019 and $450,000,000 aggregate principal amount of 8.000% Notes due 2039 in private offerings (collectively, the “Old May Notes” and together with the Old January Notes, the “Old Notes”). Each of the Old Notes is, subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors. We are offering to exchange the outstanding Old Notes of each series for our issued $1,250,000,000 aggregate principal amount of 7.20% Notes due 2014, $2,500,000,000 aggregate principal amount of 7.75% Notes due 2019, $1,250,000,000 aggregate principal amount of 8.20% Notes due 2039, $1,550,000,000 aggregate principal amount of 5.375% Notes due 2014, $1,000,000,000 aggregate principal amount of 6.875% Notes due 2019 and $450,000,000 aggregate principal amount of 8.000% Notes due 2039, each of which is, subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors, which have been registered under the Securities Act (the “New Notes”).

We are not required to conduct these Exchange Offers pursuant to a registration rights agreement or any other agreement with, or for the benefit of, the holders the Old Notes. Instead, we are conducting the Exchange Offers solely for the purpose of allowing holders to exchange their Old Notes for New Notes which have been registered under the Securities Act. Each offer to exchange Old Notes of a series for New Notes of the corresponding series is referred to as an “Exchange Offer” and, collectively, such offers are referred to as the “Exchange Offers”.

The Old January Notes were purchased by the initial purchasers set forth in Schedule 1 to the Purchase Agreement dated 7 January 2010, among the Issuer, the Parent Guarantor and the initial purchasers thereunder, on 14 January 2010 and the Old May Notes were purchased by the initial purchasers set forth in Schedule 1 to the Purchase Agreement dated 11 May 2010, among the Issuer, the Parent Guarantor and the initial purchasers thereunder, on 14 May 2010, in each case for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of Old Notes properly surrendered and not withdrawn before the expiration date of the applicable Exchange Offer, we will issue $1,000 principal amount of New Notes of the corresponding series. Holders may tender some or all of their Old Notes pursuant to the Exchange Offers in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In addition, untendered portions of Old Notes must be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

The New Notes will be issued under the New Indenture and will be governed by its provisions, whereas the Old Notes were issued under and, to the extent they remain outstanding, will continue to be governed by, the Old Indenture. The Old Indenture and the New Indenture are substantially the same, except that, unlike the Old Indenture, the New Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will have a different CUSIP number from the Old Notes; and

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes.

No interest will be paid on either the New Notes or the Old Notes at the time of the exchange. The New Notes will accrue interest from and including the last interest payment date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offers.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the Exchange Offers without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the Exchange Offers will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider these particular Exchange Offers in the context of an interpretative letter. Therefore, the SEC might not treat these Exchange Offers in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these interpretative letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•

you must not be participating, and do not intend to participate, and have no arrangements or understandings with any person to participate in, the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

By tendering your Old Notes as described in “—Procedures for Tendering”, you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the interpretative letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

For a full list of the representations that each tendering holder of Old Notes must make in order to participate in one or more of the Exchange Offers, see “—Representations on Tendering Old Notes”.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the Exchange Offers. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the Exchange Offers. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes.

In addition, the Exchange Offers are made to all holders of Old Notes other than to any such holder in the European Economic Area to whom the Exchange Offers cannot be made without requiring the production of a prospectus for purposes of the Directive 2003/71/EC (which condition may be certified or validated by way of representations from such holders).

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making these Exchange Offers to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offers or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of Old Notes do not have appraisal or dissenters’ rights under state law or under the Old Indenture in connection with the Exchange Offers. We intend to conduct the Exchange Offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date; Extensions; Amendments

The expiration date for each Exchange Offer is 5:00 p.m., New York City time, on 14 March 2011, unless we extend the expiration date with respect to any Exchange Offer. We may extend the expiration date of one or more of the Exchange Offers in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend each Exchange Offer.

With respect to each Exchange Offer, we reserve the right, in our sole discretion:

•	to, prior to the applicable expiration date, delay accepting any Old Notes;

•	to extend the Exchange Offer; or

•	to amend the terms of the Exchange Offer in any way we determine.

We will give oral notice promptly followed by written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the Exchange Offer to the registered holders of Old Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will (i) promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of the applicable series of Old Notes of the amendment or waiver and (ii) extend the Exchange Offer if necessary so that at least five business days remain in the Exchange Offer following notice of the material change, or as otherwise required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding an Exchange Offer prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such Exchange Offer.

Procedures for Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the Exchange Offers. To tender Old Notes in the Exchange Offers:

•

you must instruct DTC and a DTC participant by completing the form “Instructions to Registered Holder From Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Old Notes for New Notes; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “—Representations on Tendering Old Notes”. In addition, each broker-dealer that receives New Notes for its account in the Exchange Offers, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from either Issuer or its affiliates), must acknowledge in the letter of transmittal that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letters of transmittal states that, by complying with its obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”. The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of an agent’s message and all other required documents, as described under “—Book-Entry Transfer”, to the exchange agent is at the election and risk of the tendering holder of Old Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the Exchange Offers, including the instructions in the letter of transmittal, will be final and binding on all parties. The exchange agent shall have no duty, responsibility or liability with respect to any of such matters. Unless waived, holders must cure any defects or irregularities in connection with tenders of Old Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Old Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offers. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

•	confirmation of book-entry transfer of the Old Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the applicable Exchange Offer.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the Exchange Offers; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Representations on Tendering Old Notes

By surrendering Old Notes in the Exchange Offers, you will be representing, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intend to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offers;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offers from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of Directive 2003/71/EC (the “Prospectus Directive”);

•	you are not prohibited by any law or policy from participating in the Exchange Offers;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

a)	you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or

b)

you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, and you will not make any offer which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

Withdrawal of Tenders

Your tender of Old Notes pursuant to the Exchange Offers is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC prior to 5:00 p.m., New York City time, on the expiration date.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Notes may be re-tendered by following the procedures described above under “—Procedures For Tendering” at any time prior to the applicable expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the Exchange Offers. In such capacity, the exchange agent has no fiduciary duties to the holders of the Old Notes or the holders of the New Notes and will be acting solely on the basis of our directions. Holders of Old Notes should direct questions or requests for assistance with respect to the procedure for tendering or withdrawing tenders and requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, NJ 07310

Attention: Mrs. Carolle Montreuil

Telephone: (212) 815-5920

By Facsimile Transmission: (212) 298-1915 Attention: Mrs. Carolle Montreuil Confirm by telephone: (212) 815-5920

Fees and Expenses

The expense of soliciting tenders pursuant to the Exchange Offers will be borne by us.

We have not retained any dealer-manager in connection with the Exchange Offers and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offers, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the Exchange Offers only after timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange or waive any such defects or irregularities.

Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the any existing restrictions upon transfer under the Securities Act. In addition, any such Old Notes not exchanged for New Notes will remain outstanding and continue to accrue interest.

Participation in the Exchange Offers is voluntary. In the event the Exchange Offers are completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Old Notes could be adversely affected.

Neither we nor our board of directors or similar body make any recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES

The 7.20% Notes due 2014 (the “2014 January Notes”), the 7.75% Notes due 2019 (the “2019 January Notes”), the 8.20% Notes due 2039 (the “2039 January Notes” and, together with the 2014 January Notes and 2019 January Notes, the “January Notes”), the 5.375% Notes due 2014 (the “2014 May Notes”), the 6.875% Notes due 2019 (the “2019 May Notes”) and the 8.000% Notes due 2039 (the “2039 May Notes” and, together with the 2014 May Notes and 2019 May Notes, the “May Notes”) will be issued under an indenture dated 16 October 2009 (as amended and supplemented, the “New Indenture”) among Anheuser-Busch InBev Worldwide Inc. (the “Issuer”), Anheuser-Busch InBev SA/NV (the “Parent Guarantor”), each of the subsidiary guarantors listed under “—Guarantees” below (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee, principal paying agent, transfer agent and registrar (the “Trustee”). We refer to the January Notes and the May Notes together as the “New Notes” and each separately a “New Note”. The following summaries of certain provisions of the New Notes and the New Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the New Notes and the New Indenture, including the definitions of certain terms contained therein. The New Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The New Indenture and the form of supplemental indentures governing the New Notes are filed as are filed as Exhibits 4.1 through 4.7 to the Form F-4.

New Notes and Old Notes Will Represent Same Debt

The New Notes of each series will be issued solely in exchange for an equal principal amount of Old Notes of the corresponding series pursuant to the Exchange Offers. The New Notes will evidence the same debt as the Old Notes, with the exception that the Old Notes were issued under, and entitled to the benefit of, the Old Indenture and the New Notes will be issued under, and be entitled to the benefits of, the New Indenture. The terms of the New Notes will be substantially the same as the Old Notes except that the New Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof.

General

The 2014 January Notes will be limited to $1,250,000,000 aggregate principal amount and will mature on 15 January 2014, the 2019 January Notes will be limited to $2,500,000,000 aggregate principal amount and will mature on 15 January 2019, the 2039 January Notes will be limited to $1,250,000,000 aggregate principal amount and will mature on 15 January 2039, the 2014 May Notes will be limited to $1,550,000,000 aggregate principal amount and will mature on 15 November 2014, the 2019 May Notes will be limited to $1,000,000,000 aggregate principal amount and will mature on 15 November 2019 and the 2039 May Notes will be limited to $450,000,000 aggregate principal amount and will mature on 15 November 2039. The New Notes will be the direct, unconditional, unsecured and unsubordinated general obligations of the Issuer. The New Notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuer.

The January Notes will bear interest at the respective rates per annum shown on the front cover of this prospectus from 15 January 2011 or the most recent interest payment date of the Old January Notes for which interest has been paid or duly provided, as applicable, payable semi-annually in arrears on 15 January and 15 July of each year, commencing on 15 July 2011, and until full repayment of the outstanding principal of the January Notes. Interest will be payable to the Holders of record at the close of business on 1 January and 1 July immediately preceding such interest payment date, whether or not such day is a Business Day (as defined above). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The May Notes will bear interest at the respective rates per annum shown on the front cover of this prospectus from 15 November 2010 or the most recent interest payment date of the Old May Notes for which interest has been paid or duly provided, as applicable, payable semi-annually in arrears on 15 May and 15 November of each year, commencing on 15 May 2011, and until full repayment of the outstanding principal of the May Notes. Interest will be payable to the Holders of record at the close of business on 1 May and 1 November immediately preceding such interest payment date, whether or not such day is a Business Day (as defined above). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The interest rates on the New Notes will be subject to adjustment upon certain rating events as described under “—Interest Rate Adjustment Based on Rating Events.” The New Notes will be repaid at maturity at a price equal to 100% of the principal amount thereof. Each series of New Notes may be redeemed at any time prior to maturity in the circumstances described under “—Optional Redemption” and “—Optional Tax Redemption.” The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes do not provide for any sinking fund.

The term “Business Day” means any day other than a day on which commercial banks or foreign exchange markets are permitted or required to be closed in New York City, London or Brussels. If the date of maturity of interest on or principal of the New Notes or the date fixed for redemption of any New Note is not a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue as a result of the delayed payment.

Guarantees

Each New Note will benefit from an unconditional, full and irrevocable guarantee by the Parent Guarantor. Each of the following companies, which are subsidiaries of the Parent Guarantor, will, along with the Parent Guarantor, jointly and severally guarantee the New Notes on a full, unconditional and irrevocable basis:

•	Brandbrew S.A.;

•	Cobrew NV/SA; and

•	Anheuser-Busch Companies, Inc.

Each guarantee to be provided is referred to as a “Guarantee” and collectively, the “Guarantees”; the subsidiaries of the Parent Guarantor providing Guarantees are referred to as the “Subsidiary Guarantors” and the Parent Guarantor and Subsidiary Guarantors collectively are referred to as the “Guarantors.”

All such Guarantees are set forth in the New Indenture, or a supplement thereto. The Guarantees provided by certain of the Subsidiary Guarantors will be subject to certain limitations set forth below under “—Guarantee Limitations.”

Under the Guarantees, the Guarantors will guarantee to each Holder the due and punctual payment of any principal, accrued and unpaid interest (and all Additional Amounts, if any) due under the New Notes in accordance with the New Indenture. Each Guarantor will also pay Additional Amounts (if any) in respect of payments under its Guarantee. The Guarantees will be the full, direct, unconditional, unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and at least equally with all other unsecured and unsubordinated general obligations of the Guarantors from time to time outstanding.

Each of the Guarantors other than the Parent Guarantor shall be entitled to terminate its Guarantee, and the Trustee shall execute a release and termination agreement effecting such termination, in the event that at the time its Guarantee of the New Notes is terminated, (i) the relevant Guarantor is released from its guarantee of the Issuer’s 2010 Senior Facilities Agreement, or is no longer a guarantor under that facility and (ii) the aggregate amount of indebtedness for borrowed money for which the relevant Guarantor is an obligor (as a guarantor or borrower) does not exceed 10% of the consolidated gross assets of the Parent Guarantor as reflected in the balance sheet included in its most recent publicly released interim or annual consolidated financial statements. For purposes of this clause, the amount of a Guarantor’s indebtedness for borrowed money shall not include (A) the New Notes (or the Old Notes, the October 2009 Notes or the March 2010 Notes), (B) any other debt the terms of which permit the termination of the Guarantor’s guarantee of such debt under similar circumstances, as long as such Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the New Notes, and (C) any debt that is being refinanced at substantially the same time that the Guarantee of the New Notes is being released, provided that any obligations of the Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the Guarantor’s indebtedness for borrowed money.

Prior Termination of Certain Subsidiary Guarantees

In addition to the Guarantees of the Subsidiary Guarantors, each Old Note was, at the time of issuance, guaranteed by certain other of our subsidiaries: InBev Belgium SA/NV, InBev France SAS, InBev Nederland N.V., Interbrew International B.V., Interbrew Central European Holding B.V., Sun Interbrew Limited, Nimbuspath Limited and AmBrew S.A. In May 2010, pursuant to the provisions of the Old Indenture, the guarantees of these subsidiaries were terminated and these subsidiaries ceased to be guarantors of the Old Notes. At the same time, the guarantees of these subsidiaries were also terminated under a significant portion of our outstanding long-term debt, including the October 2009 Notes, the March 2010 Notes and our 2010 Senior Facilities Agreement. As a result the Subsidiary Guarantors guaranteeing the New Notes are the same entities currently guaranteeing the Old Notes.

Supplemental Information on Subsidiary Guarantors

Brandbrew S.A., whose Guarantees are subject to the limitations described below under “—Guarantee Limitations,” accounted for less than 1% of the total consolidated EBITDA, as defined, of AB InBev Group for the six month period ended 30 June 2010 and approximately 5% of the total consolidated debt of AB InBev Group as of 30 June 2010.

Guarantee Limitations

Brandbrew S.A.

Notwithstanding anything to the contrary in the Guarantee provided by Brandbrew S.A., the maximum aggregate liability of Brandbrew S.A. under its Guarantee and as a guarantor of the Brandbrew Guaranteed Facilities (excluding its Guarantee) shall not exceed an amount equal to the aggregate of (without double counting):

(1)	the aggregate amount of all moneys received by Brandbrew S.A. and the Brandbrew Subsidiaries as a borrower or issuer under the Brandbrew Guaranteed Facilities;

(2)

the aggregate amount of all outstanding intercompany loans made to Brandbrew S.A. and the Brandbrew Subsidiaries by other members of the AB InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the Brandbrew Guaranteed Facilities; and

(3)	an amount equal to 100% of the greater of:

a.

the sum of Brandbrew S.A.’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under (B) above) (both as referred to in article 34 of the Law of 2002) as reflected in Brandbrew S.A.’s most recent annual accounts approved by the competent organ of Brandbrew S.A. (as audited by its réviseur d’entreprises (external auditor), if required by law); and

b.

the sum of Brandbrew S.A.’s own capital (i) and its subordinated debt (both as referred to in article 34 of the Law of 2002) as reflected in its filed annual accounts available as of the date of its Guarantee.

For the avoidance of doubt, the limitation on the Guarantee provided by Brandbrew S.A. shall not apply to any Guarantee by Brandbrew S.A. of any obligations owed by the Brandbrew Subsidiaries under the Brandbrew Guaranteed Facilities.

In addition to the limitation referred to above in respect of the Guarantee provided by Brandbrew S.A., the obligations and liabilities of Brandbrew S.A. under the Guarantee provided by Brandbrew S.A. and under any of the Brandbrew Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to Brandbrew S.A.

“Brandbrew Guaranteed Facilities” means: (i) the €2,500,000,000 syndicated credit facility agreement dated 8 December 2005 among the Parent Guarantor, Fortis Bank and others; (ii) the €150,000,000 facility agreement dated 13 May 2008 between the Parent Guarantor, Cobrew NV/SA and BNP Paribas as lender; (iii) the €150,000,000 facility agreement dated 20 June 2008 between, among others, the Parent Guarantor, Cobrew and The Royal Bank of Scotland plc as lender; (iv) the Existing Target Debt; (v) the USD 850,000,000 note purchase and guarantee agreement dated 22 October 2003 and entered into between, among others, the Parent Guarantor as issuer, Cobrew and Brandbrew; (vi) any notes issued by Brandbrew S.A. or the Parent Guarantor under the Programme; (vii) the 2008 Senior Facilities Agreement; (viii) the Old Notes; (ix) the October 2009 Notes; (x) the March 2010 Notes; (xi) the 2010 Senior Facilities Agreement; and (xiii) the New Notes, or any refinancing (in whole or part) of any of the above items for the same or a lower amount.

“Brandbrew Subsidiaries” means each entity of which Brandbrew S.A. has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital or similar right of ownership; and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Existing Target Debt” means the following notes, debentures and bonds of Anheuser-Busch Companies, Inc.: (i) 6.450% Debentures due 1 September 2037; (ii) 5.50% Notes due 15 January 2018; (iii) 9.0% Debentures due 1 December 2009; (iv) 6.75% Debentures due 15 December 2027; (v) 6.50% Debentures due 1 January 2028; (vi) 5.75% Notes due 1 April 2010; (vii) 7.50% Notes due 15 March 2012; (viii) 7.55% Debentures due 1 October 2030; (ix) 6.80% Debentures due 15 January 2031; (x) 6.00% Notes due 15 April 2011; (xi) 6.80% Debentures due 20 August 2032; (xii) 5.625% Notes due 1 October 2010; (xiii) 6.00% Debentures due 1 November 2041; (xiv) 6.50% Debentures due 1 May 2042; (xv) 6.50% Debentures due 1 February 2043; (xvi) 4.375% Notes due 15 January 2013; (xvii) 5.95% Debentures due 15 January 2033; (xviii) 4.625% Notes due 1 February 2015; (xix) 4.50% Notes due 1 April 2018; (xx) 5.35% Notes due 15 May 2023; (xxi) 4.95% Notes due 15 January 2014; (xxii) 5.05% Notes due 15 October 2016; (xxiii) 5.00% Notes due 1 March 2019; (xxiv) 4.70% Notes due 15 April 2012; (xxv) 5.00% Notes due 15 January 2015; (xxvi) 5.491% Notes due 15 November 2017; (xxvii) 5.75% Debentures due 1 April 2036; (xxviii) 5.60% Notes due 1 March 2017; (xxix) Notes issued on 1 December 1989 by the Development Authority of Cartersville*; (xxx) Notes issued on 1 November 1990 by the Development Authority of Cartersville*; (xxxi) Notes issued on 1 May 1991 by The Industrial Development Authority of the City of St. Louis, Missouri*; (xxxii) Notes issued on 1 April 1997 by the Industrial Development Authority of the County of James City, Virginia*; (xxxiii) Notes issued on 1 April 1997 by the Development Authority of Cartersville*; (xxxiv) Notes issued on 1 August 1999 by the Ohio Water Development Agency*; (xxxv) Notes issued on 1 December 1999 by The Onondaga County Industrial

Development Agency*; (xxxvi) Notes issued on 1 July 2000 by the Ohio Water Development Agency*; (xxxvii) Notes issued on 1 November 2001 by the Ohio Water Development Agency*; (xxxviii) Notes issued on 1 March 2002 by the Development Authority of Cartersville*; (xxxix) Notes issued on 1 April 2002 by the Gulf Coast Waste Disposal Authority*; (xl) Notes issued on 1 October 2002 by the City of Jonesboro, Arkansas*; (xli) Notes issued on 1 July 2006 by The Onondaga County Industrial Development Agency*; (xlii) Notes issued on 1 February 2007 by The Business Finance Authority of the State of New Hampshire*; (xliii) Notes issued on 1 February 2007 by the Jacksonville Economic Development Commission*; (xliv) Notes issued on 1 February 2007 by the City of Fort Collins, Colorado*; (xlv) Notes issued on 1 February 2007 by The Industrial Development Authority of the City of St. Louis, Missouri*; (xlvi) Notes issued on 1 February 2007 by the California Statewide Communities Development Authority*; (xlvii) Notes issued on 31 May 2007 by the New Jersey Economic Development Authority*; (xlviii) Notes issued on 1 August 2007 by the Development Authority of Cartersville*; and (xlix) Notes issued on 1 September 2007 by the California Enterprise Development Authority*.

*	Anheuser-Busch Companies, Inc. has subsequently become the principal debtor in respect of the notes listed in sub-paragraphs (xxix) to (xlix).

“Programme” means the Euro Medium-Term Note Programme established by Brandbrew S.A. and Anheuser-Busch InBev SA/NV, as issuers, in January 2009 and subsequently recommenced on 24 February 2010.

Optional Redemption

The Issuer may, at its option, redeem any series of New Notes as a whole or in part at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the New Notes to be redeemed; and

•

as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 85 basis points in the case of the 2014 January Notes, 80 basis points in the case of the 2019 January Notes and the 2039 January Notes, 50 basis points in the case of the 2014 May Notes, 55 basis points in the case of the 2019 May Notes and 60 basis points in the case of the 2039 May Notes;

plus, in each case described above, accrued and unpaid interest on the principal amount being redeemed to (but excluding) such redemption date.

“Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5(5l9)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury constant maturities—Nominal,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the related New Notes, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third Business Day preceding such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security (not inflation-indexed) selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.

“Comparable Treasury Price” means, with respect to a redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., J.P. Morgan Securities Inc., or Deutsche Bank Securities Inc., as specified by the Issuer, or if all of these firms are unwilling or unable to serve in that capacity, an independent investment banking institution of national standing in the United States appointed by the Issuer.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., J.P. Morgan Securities Inc., and Deutsche Bank Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Issuer after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Unless the Issuer (and/or the Guarantors) defaults on payment of the redemption price, from and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption. On the redemption date, the Issuer will deposit with the Trustee or with one or more paying agents (or, if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in the New Indenture) money sufficient to pay the redemption price of and accrued interest on the New Notes to be redeemed on such date. If fewer than all of the New Notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular New Notes of such series or portions thereof for redemption from the New Notes of that series not previously called for redemption, on a pro rata basis across such series, or by such method as the Trustee deems fair and appropriate.

Optional Tax Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s or the Parent Guarantor’s option, as a whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all Additional Amounts, if any) to (but excluding) the redemption date, if (i) any change in, or amendment to, the laws, treaties, regulations or rulings of a Relevant Taxing Jurisdiction (as defined below) or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the issue date (any such change or amendment, a “Change in Tax Law”), the Issuer (or if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay Additional Amounts, with respect to such series of New Notes and (ii) such obligation cannot be avoided by the Issuer (or the relevant Guarantor) taking reasonable measures available to it. Additional Amounts are payable by the Issuer under the circumstances described below under “—Additional Amounts”; provided, however, that any series of New Notes may not be redeemed to the extent such Additional Amounts arise solely as a result of the Issuer assigning its obligations under such New Notes to a Substitute Issuer, unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by Parent Guarantor.

Prior to the mailing of any notice of redemption pursuant to the foregoing, the Issuer or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that the Issuer or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the New Notes were then due.

The foregoing provisions shall apply mutatis mutandis to any successor person, after such successor person becomes a party to the New Indenture.

Holders’ Option to Require Repayment Upon a Change in Control

The following provisions (the “Change in Control Clause”) will not be effective unless and until they are approved by a resolution of the general meeting of shareholders of the Parent Guarantor. The Parent Guarantor will procure that a resolution to approve the Change in Control Clause is put to shareholders of the Parent Guarantor at the first annual general meeting after 1 May 2010, and at each successive annual general meeting of the Parent Guarantor thereafter until such a resolution is passed and, immediately following approval of such a resolution, will file a copy thereof with the Clerk of the Commercial Court of Brussels (“greffe du tribunal de commerce/griffie van de rechtbank van koophandel”). The Parent Guarantor will notify the Trustee promptly after the shareholder meeting of the results of the vote on the proposed resolution.

If the general meeting of shareholders of the Parent Guarantor has not approved a Change in Control Clause substantially in the form described below by the date that is 18 months following the initial issue date of the New Notes, as applicable, the interest rate relating to such series of New Notes will increase by 0.25% with effect from the next following day until the date that the Parent Guarantor notifies the Trustee that a Change in Control Clause benefiting Holders substantially in the form described below has been approved (or unless and until such approval is no longer required in order for the Change in Control Clause to be effective), following which the interest rate relating to such series of New Notes will decrease by the same amount.

In the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs with respect to a series of New Notes (an “Early Redemption Event”):

(i)

the Issuer will (A) within 30 days after becoming aware of the Early Redemption Event, provide written notice thereof to the Holders of the New Notes of such series, and (B) determine and provide written notice of the effective date for the purposes of early repayment (the “Effective Date”). The Effective Date must be a Business Day not less than 60 and not more than 90 days after the giving of the notice regarding the Early Redemption Event pursuant to subparagraph (i)(A); and

(ii)

any Holder of the New Notes of such series may, by submitting a redemption notice (the “Early Redemption Notice”), demand from the Issuer repayment as of the Effective Date of any (in integral multiples of $1,000 provided that the unrepurchased portion must be in principal amount of at least $2,000) or all of its New Notes which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the Effective Date (and all Additional Amounts, if any).

Any Early Redemption Notice shall be made in writing in English and shall be delivered by hand, registered mail or facsimile transmission to the Trustee not less than 30 days prior to the Effective Date at its specified office. The Early Redemption Notice must be accompanied by evidence showing that the relevant Holder is the Holder of the relevant New Note(s) at the time the Early Redemption Notice is delivered. Such evidence may be provided in the form of a certificate issued by any custodian or in any other suitable manner. Early Redemption Notices shall be irrevocable.

The Issuer will not be required to redeem the New Notes under this clause following an Early Redemption Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all the New Notes properly tendered and not withdrawn under its offer. The Issuer will also not be required to redeem the New Notes of a particular series under this clause if it has exercised its right to redeem the New Notes of such series in full as described above or has defeased the New Notes as described below.

A “Change of Control” means any person or group of persons acting in concert (in each case other than Stichting Anheuser-Busch InBev or any existing direct or indirect certificate holder or certificate holders of Stichting Anheuser-Busch InBev) gaining Control of the Parent Guarantor; provided that a change of control shall not be deemed to have occurred if all or substantially all of the shareholders of the relevant person or group of persons are, or immediately prior to the event which would otherwise have constituted a change of control were, the shareholders of the Parent Guarantor with the same (or substantially the same) pro rata interests in the share capital of the relevant person or group of persons as such shareholders have, or as the case may be, had, in the share capital of the Parent Guarantor.

“Acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate, through the acquisition directly or indirectly of shares in the Parent Guarantor by any of them, either directly or indirectly, to obtain Control of the Parent Guarantor. “Stichting Anheuser-Busch InBev” means the company incorporated under the laws of The Netherlands under registered number 34144185 with registered address at Hofplein 20, 3032AC, Rotterdam, The Netherlands, and its successors.

“Change of Control Announcement” for these purposes means the public announcement by the Parent Guarantor or any actual purchaser relating to a Change of Control.

The “Change of Control Period” shall commence on the date of the Change of Control Announcement, but not later than on the date of the Change of Control, and shall end 60 days after the Change of Control (which period shall be extended with respect to a rating agency so long as the rating of the relevant New Notes is under publicly announced consideration for possible downgrade by that rating agency, such extension not to exceed 60 days after the public announcement of such consideration).

“Control” in relation to any entity means either the direct or indirect ownership of more than 50% of the share capital or similar rights of ownership of the entity or the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

A “Ratings Downgrade” shall occur if any two solicited credit ratings for the Parent Guarantor’s long-term unsecured debt fall below investment grade or if all three Rating Agencies (as defined below) cease to assign (other than temporarily) a credit rating to the Parent Guarantor. A credit rating below investment grade shall mean, in relation to Standard & Poor’s Rating Services, a rating of BB+ or below, in relation to Moody’s Investor Services Inc., a rating of Bal or below, in relation to Fitch, Inc. a rating of BB+ or below and, where another “nationally recognized statistical rating agency” has been designated by the Parent Guarantor, a comparable rating. A Ratings Downgrade shall not occur with respect to a particular Rating Agency in respect of a Change of Control unless the Rating Agency downgrading the Parent Guarantor announces or publicly confirms or informs the Parent Guarantor in writing at its request that the downgrade was the result, in whole or in part, of the applicable Change of Control. If one or more Rating Agencies issues an improved credit rating for the Parent Guarantor prior to the Effective Date so that the circumstances giving rise to the Ratings Downgrade terminate, then the Ratings Downgrade shall be deemed not to have occurred and the Holders shall have no right to demand redemption of their New Notes under this clause.

“Rating Agencies” shall mean each of Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., Fitch, Inc., or Moody’s Investors Services, Inc., their respective successors, or any other nationally recognized statistical rating agency designated by the Parent Guarantor.

If, as a result of this clause, Holders submit Early Redemption Notices in respect of at least 85% of the aggregate principal amount of a series of the New Notes outstanding, the Issuer will have the ability by notice to the Trustee to redeem the entire outstanding principal amount of such series of New Notes on the Effective Date at the same price as for the New Notes being redeemed under this clause. Such notice shall be irrevocable and shall be given to the Trustee no later than 15 days prior to the Effective Date. Notice of such redemption shall be given by the Issuer to the Holders of the New Notes of the relevant series in accordance with the New Indenture, or at the Issuer’s request, by the Trustee, in each case as soon as practicable after receipt by the Trustee of the foregoing notice from the Issuer.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on a series of New Notes will be subject to adjustment from time to time if any of the three Rating Agencies downgrades (or subsequently upgrades) its rating assigned to that series of New Notes, as set forth below.

If the debt rating on a series of New Notes from any one or more of the three Ratings Agencies is decreased to a rating set forth in the table below, the interest rate on that series of New Notes will increase from the interest rate otherwise payable on the original issue date by the sum of the rates set forth in the table below opposite that rating level (calculated per agency), provided that, at no time shall the interest rate on any series increase by more than 2.00%, irrespective of ratings, from the original interest rate effective as of the date of issuance of such notes; provided, further that only the two lowest ratings assigned to a series of New Notes will be taken into account for purposes of any interest rate adjustment.

S&P/Fitch	Moody’s	Adjustment from Original Interest Rate (per Rating Agency)
BB+	Ba1	.25%
BB	Ba2	.50%
BB-	Ba3	.75%
B+	B1	1.00%
B	B2	1.25%
B-	B3	1.50%
CCC+	Caa	1.75%
CCC	Ca	2.00%

If at any time the interest rate on a series of New Notes has been increased as a result of a ratings downgrade by a Rating Agency and such Rating Agency subsequently increases its rating of that series to any of the ratings set forth in the table above, the interest rate on that series will be decreased to the interest rate otherwise payable on that series on the date of the issuance of such notes plus the sum of the applicable interest rates set forth opposite the ratings in the table above. If any of the Rating Agencies subsequently increases its rating of a series of New Notes to better than BB+/Ba1 or its equivalent, the adjustment from the original interest rate attributable to that Rating Agency shall no longer apply, and unless one or more other Rating Agencies rates that series BB+/Ba1 or lower, the interest rate shall revert to the interest rate payable on that series at the date of their issuance.

If at any time during the term of the New Notes, any series is rated A-/A3 or above by any two of the Rating Agencies, the provisions described under this “Interest Rate Adjustment Based on Ratings Event” section will cease to apply to such series and the effective interest rate on such series at original issuance will remain in effect until the maturity or redemption of that series.

Any interest rate increase or decrease described above will take effect from the first Business Day of the interest period during which a rating change requiring an adjustment in the interest rate occurs. If any Rating Agency changes its rating of a series more than once during any particular interest period, the last such change to occur will control in the event of a conflict. For purposes of this section, the term “interest period” shall mean the period from and including an interest payment date to and excluding the next succeeding interest payment date, or in connection with the first interest period, the period from and including the issue date of relevant notes to and excluding the first interest payment date.

Modifications and Amendment

The Issuer, the Guarantors and the Trustee may execute agreements adding any provisions to or changing in any manner or eliminating any of the provisions of the New Indenture or of any supplemental agreement or modifying in any manner the rights of the Holders under the New Notes or the Guarantees only with the consent of the Holders of not less than a majority in aggregate principal amount of the notes then outstanding (irrespective of series) that would be affected by the proposed modification or amendment; provided that no such agreement shall (a) change the maturity of the principal of, or any installment of interest on, any New Note, or reduce the principal amount or the interest thereof, or extend the time of payment of any installment of interest thereon, or change the currency of payment of principal of, or interest on, any New Note, or change the Issuer’s or a Guarantor’s obligation to pay Additional Amounts, impair or affect the right of any Holder to institute suit for the enforcement of any such payment on or after the due date thereof (or in the case of redemption on or after the redemption date) or change in any manner adverse to the interests of the Holders the terms and provisions of the Guarantees in respect of the due and punctual payment of principal amount of the New Notes then outstanding plus accrued and unpaid interest (and all Additional Amounts, if any) without the consent of the Holder of each New Note so affected; or (b) reduce the aforesaid percentage of notes, the consent of the Holders of which is required for any such agreement, without the consent of all of the Holders of the affected series of the notes then outstanding. To the extent that any changes directly affect fewer than all the series of the notes issued under the New Indenture, only the consent of the Holders of notes of the relevant series (in the respective percentages set forth above) will be required.

The Issuer, the Guarantors and the Trustee may, without the consent of the Holders, from time to time execute agreements or amendments or enter into an indenture or indentures supplemental thereto (including in respect of one series of notes only) for one or more of the following purposes:

•	to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee or another person as security for the New Notes;

•

to evidence the succession of another person to the Issuer or any Guarantors, or successive successions, and the assumption by the successor person of the covenants of the Issuer or any of the Guarantors, pursuant to the New Indenture and the New Notes;

•

to evidence and provide for the acceptance of appointment of a successor or successors to the Trustee in any of its capacities and to add to or change any of the provisions of the New Indenture to facilitate the administration of the trusts created thereunder by more than one trustee;

•

to add to the covenants of the Issuer or the Guarantors, for the benefit of the holders of all or any series of the notes issued under the New Indenture, or to surrender any rights or powers conferred on the Issuer or the Guarantors in the New Indenture;

•

to add any additional events of default for the benefit of the Holders of all or any series of New Notes (and if such additional events of default are to be for the benefit of less than all series of Holders, stating that such additional events of default are expressly being included solely for the benefit of such series);

•

to add to, change or eliminate any of the provisions of the New Indenture in respect of one or more series of New Notes, provided that any such addition, change or elimination (A) shall neither (i) apply to any New Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such New Note with respect to such provision or (B) shall become effective only when there is no such New Note outstanding;

•

to modify the restrictions on and procedures for, resale and other transfers of the New Notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

•	to provide for the issues of securities in exchange for one or more series of outstanding debt securities;

•

to provide for the issuance and terms of any particular series of securities, the rights and obligations of the Guarantors and the holders of the securities of such series, the form or forms of the securities of such series and such other matters in connection therewith as the Issuer and the Guarantors shall consider appropriate, including, without limitation, provisions for (a) additional or different covenants, restrictions or conditions applicable to such series, (b) additional or different events of default in respect of such series, (c) a longer or shorter period of grace and/or notice in respect of any provision applicable to such series than is otherwise provided, (d) immediate enforcement of any event of default in respect of such series or (e) limitations upon the remedies available in respect of any events of default in respect of such series or upon the rights of the holders of securities of such series to waive any such event of default;

•

(a) to cure any ambiguity or to correct or supplement any provision contained in the New Indenture, any series of New Notes or the Guarantees, or in any supplemental agreement, which may be defective or inconsistent with any other provision contained therein or in any supplemental agreement, (b) to eliminate any conflict between the terms thereof and the Trust Indenture Act or (c) to make such other provision in regard to matters or questions arising under the New Indenture or under any supplemental agreement as the Issuer may deem necessary or desirable and which will not adversely affect the interests of the Holders to which such provision relates in any material respect;

•

to “reopen” the New Notes of any series and create and issue additional New Notes having identical terms and conditions as the New Notes of such series (or in all respects except for the issue date, issue price, first interest accrual date and first interest payment date) so that the additional notes are consolidated and form a single series with the outstanding New Notes;

•	to add any Subsidiary of the Parent Guarantor as a Guarantor with respect to any series of notes, subject to applicable regulatory or contractual limitations relating to such subsidiary’s Guarantee;

•	to provide for the release and termination of any Subsidiary Guarantor’s Guarantee in the circumstances described under “—Guarantees” above;

•	to provide for any amendment, modification or alteration of any Subsidiary Guarantor’s Guarantee and the limitations applicable thereto in the circumstances described under “—Guarantees” above; or

•	to make any other change that does not materially adversely affect the interests of the holders of the series of notes affected thereby.

Certain Covenants

Limitation on Liens

So long as any of the New Notes remains outstanding, the Parent Guarantor will not, nor will it permit any Restricted Subsidiary to, create, assume, guarantee or suffer to exist any mortgage, pledge, security interest or lien (an “Encumbrance”) on any of its Principal Plants or on any capital stock of any Restricted Subsidiary without effectively providing that the New Notes (together with, if the Parent Guarantor shall so determine, any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured by the security for such secured indebtedness equally and ratably therewith, provided, however, the above limitation does not apply to:

(a)	purchase money liens, so long as such liens attach only to the assets so acquired and improvements thereon;

(b)

Encumbrances existing at the time of acquisition of property (including through merger or consolidation) or securing indebtedness the proceeds of which are used to pay or reimburse the Parent Guarantor or a Restricted Subsidiary for the cost of such property (provided such indebtedness is incurred within 180 days after such acquisition);

(c)	Encumbrances on property of a Restricted Subsidiary existing at the time it becomes a Restricted Subsidiary;

(d)

Encumbrances to secure the cost of development or construction of property, or improvements thereon, provided that the recourse of the creditors in respect of such indebtedness is limited to such property and improvements;

(e)	Encumbrances in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities;

(f)	Encumbrances securing indebtedness owing to the Parent Guarantor or a Restricted Subsidiary by a Restricted Subsidiary;

(g)	Encumbrances existing at the date of the New Indenture;

(h)

Encumbrances required in connection with state or local governmental programs which provide financial or tax benefits, provided the obligations secured are in lieu of or reduce an obligation that would have been secured by an Encumbrance permitted under the New Indenture;

(i)	any Encumbrance arising by operation of law and not securing amounts more than ninety (90) days overdue or otherwise being contested in good faith;

(j)	judgment Encumbrances not giving rise to an event of default;

(k)

any Encumbrance incurred or deposits made in the ordinary course of business, including, but not limited to, (i) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like Encumbrances, (ii) any Encumbrances securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, and (iii) any easements, rights-of-way, restrictions and other similar charges;

(l)

any Encumbrance upon specific items of inventory or other goods and proceeds of the Parent Guarantor or any Restricted Subsidiary securing the Parent Guarantor’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)

any Encumbrance incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

(n)

any Encumbrance on any Principal Plant of the Parent Guarantor or any Restricted Subsidiary in favor of the Federal Government of the United States or the government of any State thereof, or the government of the United Kingdom, or any state in the European Union, or any instrumentality of any of them, securing the obligations of the Parent Guarantor or any Restricted Subsidiary pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes;

(o)	any Encumbrance securing taxes or assessments or other applicable governmental charges or levies;

(p)

extensions, renewals or replacements of the Encumbrances referred to in clauses (a) through (o), provided that the amount of indebtedness secured by such extension, renewal or replacement shall not exceed the principal amount of indebtedness being extended, renewed or replaced, together with the amount of any premiums, fees, costs and expenses associated with such extension, renewal or replacement, nor shall the pledge, mortgage or lien be extended to any additional Principal Plant unless otherwise permitted under this covenant;

(q)	as permitted under the provisions described in the following two paragraphs herein; and

(r)	in connection with sale-leaseback transactions permitted under the New Indenture.

Notwithstanding the provisions described in the immediately preceding paragraph, the Parent Guarantor or any Restricted Subsidiary may, without ratably securing the New Notes, create, assume, guarantee or suffer to exist any indebtedness which would otherwise be subject to such restrictions, and renew, extend or replace such indebtedness, provided that the aggregate amount of such indebtedness, when added to the fair market value of property transferred in certain sale and leaseback transactions permitted by the New Indenture as described below under “Sale-Leaseback Financings” (computed without duplication of amount) does not at the time exceed 15% of Net-Tangible Assets.

If the Parent Guarantor or any Restricted Subsidiary merges or consolidates with, or purchases all or substantially all of the assets of, another corporation, or the Parent Guarantor sells all or substantially all of its assets to another corporation, and if such other corporation has outstanding obligations secured by an Encumbrance which, by reason of an after-acquired property clause or similar provision, would extend to any Principal Plant owned by the Parent Guarantor or such Restricted Subsidiary immediately prior thereto, the Parent Guarantor or such Restricted Subsidiary, as the case may be, will in such event be deemed to have created an Encumbrance, within the prohibition of the covenant described above, unless (a) such merger or consolidation involving a Restricted Subsidiary constitutes a disposition by the Parent Guarantor of its interest in the Restricted Subsidiary or (b) (i) at or prior to the effective date of such merger, consolidation, sale or purchase, such Encumbrance shall be released of record or otherwise satisfied to the extent it would extend to such Principal Plant, (ii) prior thereto, the Parent Guarantor or such Restricted Subsidiary shall have created, as security for the New Notes (and, if the Parent Guarantor shall so determine, as security for any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created), a valid Encumbrance which will rank equally and ratably with the Encumbrances of such other corporation on such Principal Plant of the Parent Guarantor or such Restricted Subsidiary, as the case may be, or (iii) such Encumbrance is otherwise permitted or complies with the Covenant described above.

In each instance referred to in the preceding paragraphs where the Parent Guarantor is obligated to provide security for the New Notes (except, for certain issues of indebtedness, in the case of transactions relating to stock of a Restricted Subsidiary), the Parent Guarantor would be required to provide comparable security for other outstanding indebtedness under the New Indenture and other agreements relating thereto.

Sale-Leaseback Transactions Relating to Principal Plants

(a)

Except to the extent permitted under paragraph (c) below, and except for any transaction involving a lease for a temporary period, not to exceed three years, by the end of which it is intended that the use of the leased property by the Parent Guarantor or any Restricted Subsidiary will be discontinued and except for any transaction with a state or local authority that is required in connection with any program, law, statute or regulation that provides financial or tax benefits not available without such transaction, the Parent Guarantor shall not sell any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property and the Parent Guarantor will not permit any Restricted Subsidiary to sell to anyone other than the Parent Guarantor or a Restricted Subsidiary any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property unless:

(i)

the net proceeds of such sale (including any purchase money mortgages received in connection with such sale) are at least equal to the fair market value (as determined by an officer of the Parent Guarantor) of such property and

(ii)

subject to paragraph (d) below, the Parent Guarantor shall, within 120 days after the transfer of title to such property (or, if the Parent Guarantor holds the net proceeds described below in cash or cash equivalents, within two years)

(A)

purchase, and surrender to the Trustee for retirement as provided in this covenant, a principal amount of New Notes equal to the net proceeds derived from such sale (including the amount of any such purchase money mortgages), or

(B)	repay other pari passu indebtedness of the Parent Guarantor or any Restricted Subsidiary in an amount equal to such net proceeds, or

(C)	expend an amount equal to such net proceeds for the expansion, construction or acquisition of a Principal Plant, or

(D)	effect a combination of such purchases, repayments and plant expenditures in an amount equal to such net proceeds.

(b)	At or prior to the date 120 days after a transfer of title to a Principal Plant which shall be subject to the requirements of this covenant, the Parent Guarantor shall furnish to the Trustee:

(i)	an Officers’ Certificate stating that paragraph (a) of this covenant has been complied with and setting forth in detail the manner of such compliance, which certificate shall contain information as to

(A)

the amount of New Notes theretofore redeemed and the amount of New Notes theretofore purchased by the Parent Guarantor and cancelled by the Trustee and the amount of New Notes purchased by the Parent Guarantor and then being surrendered to the Trustee for cancellation,

(B)	the amount thereof previously credited under paragraph (d) below,

(C)	the amount thereof which it then elects to have credited on its obligation under paragraph (d) below, and

(D)

any amount of other indebtedness which the Parent Guarantor has repaid or will repay and of the expenditures which the Parent Guarantor has made or will make in compliance with its obligation under paragraph (a), and

(ii)	a deposit with the Trustee for cancellation of the New Notes then being surrendered as set forth in such certificate.

(c)

Notwithstanding the restriction of paragraph (a) above, the Parent Guarantor and any one or more Restricted Subsidiaries may transfer property in sale-leaseback transactions which would otherwise be subject to such restriction if the aggregate amount of the fair market value of the property so transferred and not reacquired at such time, when added to the aggregate principal amount of indebtedness for borrowed money permitted by the last paragraph of the covenant described under “—Limitation on Liens” which shall be outstanding at the time (computed without duplication of the value of property transferred as provided in this paragraph (c)), does not at the time exceed 15% of Net Tangible Assets.

(d)

The Parent Guarantor, at its option, shall be entitled to a credit, in respect of its obligation to purchase and retire New Notes under this covenant, for the principal amount of any New Notes deposited with the Trustee for the purpose and also for the principal amount of (i) any New Notes theretofore redeemed at the option of the Parent Guarantor and (ii) any New Notes previously purchased by the Parent Guarantor and cancelled by the Trustee, and in each case not theretofore applied as a credit under this paragraph (d) or as part of a sinking fund arrangement for the New Notes.

(e)

For purposes of this covenant, the amount or the principal amount of New Notes which are issued with original issue discount shall be the principal amount of such New Notes that on the date of the purchase or redemption of such New Notes referred to in this covenant could be declared to be due and payable pursuant to the New Indenture.

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

The occurrence and continuance of one or more of the following events will constitute an “Event of Default” under the New Indenture and under each series of New Notes:

(a)

payment default—(i) the Issuer or a Guarantor fails to pay interest within 30 days from the relevant due date, or (ii) the Issuer or a Guarantor fails to pay the principal (or premium, if any) due on the New Notes at maturity; provided that to the extent any such failure to pay principal or premium is caused by a technical or administrative error, delay in processing payments or events beyond the control of the Issuer or Guarantors, no Event of Default shall occur for three days following such failure to pay; provided further that, in the case of a redemption payment, no Event of Default shall occur for 30 days following a failure to make such payment;

(b)

breach of other material obligations—the Issuer or a Guarantor defaults in the performance or observance of any of its other material obligations under or in respect of the New Notes of a series or the New Indenture and such default remains unremedied for 90 days after a written notice has been given to the Issuer and the Parent Guarantor by the Trustee or to the Issuer, the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the outstanding New Notes of the applicable series affected thereby, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the New Notes of such series;

(c)

cross-acceleration—any obligation for the payment or repayment of borrowed money having an aggregate outstanding principal amount of at least €100,000,000 (or its equivalent in any other currency) of the Issuer or a Guarantor becomes due and payable prior to its stated maturity by reason of a default and is not paid within 30 days;

(d)

bankruptcy or insolvency—a court of competent jurisdiction commences bankruptcy or other insolvency proceedings against the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary under the applicable laws of their respective jurisdictions of incorporation, or the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary applies for or institutes such proceedings or offers or makes an assignment for the benefit of its creditors generally, or a third party institutes bankruptcy or insolvency proceedings against the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary and such proceedings are not discharged or stayed within 90 days;

(e)

impossibility due to government action—any governmental order, decree or enactment shall be made in or by Belgium or the jurisdiction of incorporation of a Guarantor that is a Significant Subsidiary whereby the Issuer, the Parent Guarantor, or such Guarantor that is a Significant Subsidiary is prevented from observing and performing in full its obligations as set forth in the terms and conditions of the New Notes and the Guarantees, respectively, and this situation is not cured within 90 days; or

(f)

invalidity of the Guarantees—the Guarantees provided by the Parent Guarantor or a Guarantor that is a Significant Subsidiary cease to be valid and legally binding for any reason whatsoever or the Parent Guarantor or a Guarantor that is a Significant Subsidiary seeks to deny or disaffirm its obligations under the Guarantee.

If an Event of Default occurs and is continuing with respect to the New Notes of any series, then in each and every case, unless the principal of all of the New Notes of such series shall already have become due and payable (in which case no action is required for the acceleration of the New Notes of such series), the Holders of not less than 25% in aggregate principal amount of New Notes of such series then outstanding, by written notice to the Issuer, the Parent Guarantor and the Trustee as provided in the New Indenture, may declare the entire principal of all the New Notes of such series, and the interest accrued thereon, to be due and payable immediately, provided, however, that if an Event of Default specified in paragraph (d) above with respect to any series of the New Notes at the time outstanding occurs, the principal amount of that series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Under certain circumstances, the Holders of a majority in aggregate principal amount of a series of New Notes then outstanding may, by written notice to the Issuer and the Trustee as provided in the New Indenture, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from costs, expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the Holders of a majority in principal amount of the outstanding New Notes of any series may direct the time, method and place of conducting any proceeding seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee in performing any other action under the Indenture, so long as such direction would not involve the Trustee in personal liability.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	The Trustee must be given written notice that an event of default has occurred and remains uncured.

•

The Holders of not less than 25% in principal amount of all outstanding New Notes of the relevant series must make a written request that the Trustee institute proceedings because of the default, and must offer indemnity and/or security satisfactory to the Trustee against the costs, expenses and liabilities of taking such request.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of the majority in principal amount of the outstanding New Notes of that series.

•	However, you are entitled at any time to bring a lawsuit for the payment of money due on your security on or after its due date.

We will furnish to the Trustee every year a written statement of certain of our officers and directors, certifying that, to their knowledge, we are in compliance with the Indenture and the New Notes, or else specifying any default.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

Substitution of the Issuer or Guarantor; Consolidation, Merger and Sale of Assets

In all cases subject to the provisions described above under “—Holders’ Option to Require Repayment upon a Change in Control,” (i) the Issuer or a Guarantor, without the consent of the Holders of any of the New Notes, may consolidate with or merge into, or sell, transfer, lease or convey all or substantially all of their respective assets to, any corporation and (ii) the Issuer may at any time substitute for the Issuer either a Guarantor or any Affiliate (as defined below) of a Guarantor as principal debtor under the New Notes (a “Substitute Issuer”); provided that:

(a)

the Substitute Issuer or any other successor company shall expressly assume the Issuer’s or such Guarantor’s respective obligations under the New Notes or the Guarantees, as the case may be, and the New Indenture;

(b)	any other successor company is organized under the laws of a member country of the Organization for Economic Co-Operation and Development;

(c)

the Issuer is not in default of any payments due under the New Notes and immediately before and after giving effect to such consolidation, merger, sale, transfer, lease or conveyance, no Event of Default shall have occurred and be continuing;

(d)	in the case of a Substitute Issuer:

(i)

the obligations of the Substitute Issuer arising under or in connection with the New Notes and the New Indenture are fully, irrevocably and unconditionally guaranteed by the Parent Guarantor and each Subsidiary Guarantor (if any) on the same terms as existed immediately prior to such substitution under the Guarantees given by such Guarantors;

(ii)

the Parent Guarantor, the Issuer and the Substitute Issuer jointly and severally indemnify each Holder for any income tax or other tax (if any) recognized by such Holder solely as a result of the substitution of the Substitute Issuer (and not as a result of any transfer by such Holder);

(iii)

each stock exchange on which the New Notes are listed shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to be listed on such stock exchange; and

(iv)

each rating agency that rates the New Notes shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to have the same or better rating as immediately prior to such substitution; and

(e)	written notice of such transaction shall be promptly provided to the Holders.

For purposes of the foregoing, “Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

Upon the effectiveness of any substitution, all of the foregoing provisions will apply mutatis mutandis, and references elsewhere herein to the Issuer or a Guarantor will, where the context so requires, be deemed to be or include references, to any successor company.

Discharge and Defeasance

Discharge of New Indenture

The New Indenture provides that the Issuer and the Guarantors will be discharged from any and all obligations in respect of the New Indenture (except for certain obligations to register the transfer of New Notes, replace stolen, lost or mutilated New Notes, make payments of principal and interest and maintain paying agencies) if:

•	the Issuer or the Guarantors have paid or caused to be paid in full the principal of and interest on all New Notes outstanding thereunder;

•	the Issuer or the Guarantors shall have delivered to the Trustee for cancellation all New Notes outstanding theretofore authenticated; or

•

all New Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable in accordance with their terms within one year or (iii) are to be, or have been, called for redemption as described under “—Optional Redemption” or “—Optional Tax Redemption” within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and, in any such case, the Issuer or the Guarantors shall have irrevocably deposited with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such New Notes, (a) cash in U.S. dollars in an amount, or (b) U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment, cash in U.S. dollars in an amount, or (c) any combination of (a) and (b), sufficient to pay all the principal of, and interest (and Additional Amounts, if any) on, all such New Notes not theretofore delivered to the Trustee for cancellation on the dates such payments are due in accordance with the terms of the Notes and all other amounts payable under the New Indenture by the Issuer.

“U.S. Government Obligations” means securities which are (i) direct obligations of the U.S. government or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the U.S. government, the payment of which is unconditionally guaranteed by the U.S. government, which, in either case, are full faith and credit obligations of the U.S. government payable in U.S. dollars and are not callable or redeemable at the option of the issuer thereof.

Covenant Defeasance

The New Indenture also provides that the Issuer and the Guarantors need not comply with certain covenants of the New Indenture (including those described under “—Certain Covenants—Limitation on Liens”), and the Guarantors shall be released from their obligations under the Guarantees, if:

•

the Issuer (or the Guarantors) irrevocably deposit with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such New Notes, (i) cash in U.S. dollars in an amount, or (ii) U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than one day before the due date of any payment cash in U.S. dollars in an amount, or (iii) any combination of (i) and (ii), sufficient to pay all the principal of, and interest on, the New Notes then outstanding on the dates such payments are due in accordance with the terms of the New Notes;

•	certain events of default, or events which with notice or lapse of time or both would become such an event of default, shall not have occurred and be continuing on the date of such deposit;

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the New Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred;

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognized standing in its jurisdiction of incorporation to the effect that such deposit and related Covenant Defeasance will not cause the Holders, other than Holders who are or who are deemed to be residents of such jurisdiction of incorporation or use or hold or are deemed to use or hold their

New Notes in carrying on a business in such jurisdiction of incorporation, to recognize income, gain or loss for income tax purposes in such jurisdiction of incorporation, and to the effect that payments out of the trust fund will be free and exempt from any and all withholding and other income taxes of whatever nature of such jurisdiction of incorporation or political subdivision thereof or therein having power to tax, except in the case of New Notes beneficially owned (i) by a person who is or is deemed to be a resident of such jurisdiction of incorporation or (ii) by a person who uses or holds or is deemed to use or hold such New Notes in carrying on a business in such jurisdiction of incorporation; and

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an officers’ certificate and an opinion of legal counsel of recognized standing, each stating that all conditions precedent provided for relating to such Covenant Defeasance have been complied with.

The effecting of these arrangements is also known as “Covenant Defeasance.”

Additional Amounts

To the extent that any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organized or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law. In such event, such Guarantor will pay to the Holders such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a)

are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by the Guarantor from payment of principal or interest made by it;

(b)

are payable by reason of the Holder or beneficial owner having, or having had, some personal or business connection with such Relevant Taxing Jurisdiction and not merely by reason of the fact that payments in respect of the New Notes or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in the Relevant Taxing Jurisdiction;

(c)

are imposed or withheld by reason of the failure of the Holder or beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder and beneficial owner or to make any valid or timely declaration or similar claim or satisfy any other reporting requirements relating to such matters, whether required or imposed by statute, treaty, regulation or administrative practice, as a precondition to exemption from, or a reduction in the rate of withholding or deduction of, such taxes;

(d)	consist of any estate, inheritance, gift, sales, excise, transfer, personal property or similar taxes;

(e)

are imposed on or with respect to any payment by the applicable Guarantors to the registered Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that taxes would not have been imposed on such payment had such registered Holder been the sole beneficial owner of such New Note;

(f)

are deducted or withheld pursuant to (i) any European Union directive or regulation concerning the taxation of interest income; (ii) any international treaty or understanding relating to such taxation and to which the Relevant Taxing Jurisdiction or the European Union is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding;

(g)

are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and written notice thereof is provided to the Holders, whichever occurs later;

(h)	are payable because any New Note was presented to a particular paying agent for payment if the New Note could have been presented to another paying agent without any such withholding or deduction; or

(i)	are payable for any combination of (a) through (h) above.

References to principal or interest in respect of the New Notes shall be deemed to include any Additional Amounts, which may be payable as set forth in the New Indenture.

The preceding covenant regarding Additional Amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States; provided, however, that such covenant will apply to the Issuer at any time when it is incorporated in a jurisdiction outside the United States.

Indemnification of Judgment Currency

To the fullest extent permitted by applicable law, the Issuer and each of the Guarantors will indemnify each Holder against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due under any New Note or Guarantee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”), which is other than U.S. dollars and as a result of any variation between (i) the rate of exchange at which the U.S. dollar is converted into the Judgment Currency for the purposes of such judgment or order and (ii) the spot rate of exchange in The City of New York at which the Holder on the date of payment of such judgment is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such Holder. This indemnification will constitute a separate and independent obligation of the Issuer or each of the Guarantors, as the case may be, and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Governing Law; Submission to Jurisdiction

The New Indenture, the New Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

The Issuer and the Guarantors have irrevocably submitted to the non-exclusive jurisdiction of the courts of any New York state court United States federal court sitting in the Borough of Manhattan in The City of New York, New York with respect to any legal suit, action or proceeding arising out of or based upon the New Indenture, the New Notes or the Guarantees.

Regarding the Trustee, Paying Agent, Transfer Agent and Registrar

For a description of the duties and the immunities and rights of any Trustee, paying agent, transfer agent or registrar under the New Indenture, reference is made to the New Indenture, and the obligations of any Trustee, paying agent, transfer agent and registrar to the Holder are subject to such immunities and rights.

Definitions

“Net Tangible Assets” means the total assets of the Parent Guarantor and its Restricted Subsidiaries (including, with respect to the Parent Guarantor, its net investment in subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by the Parent Guarantor in accordance with generally accepted accounting principles applied by the Parent Guarantor as of a date within 90 days of the date as of which the determination is being made; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“Principal Plant” means (a) any brewery, or any manufacturing, processing or packaging plant, now owned or hereafter acquired by the Parent Guarantor or any Subsidiary, but shall not include (i) any brewery or manufacturing, processing or packaging plant which the Parent Guarantor shall by board resolution have determined is not of material importance to the total business conducted by the Parent Guarantor and its Subsidiaries, (ii) any plant which the Parent Guarantor shall by board resolution have determined is used primarily for transportation, marketing or warehousing (any such determination to be effective as of the date specified in the applicable board resolution) or (iii) at the option of the Parent Guarantor, any plant that (A) does not constitute part of the brewing operations of the Parent Guarantor and its Subsidiaries and (B) has a net book value, as reflected on the balance sheet contained in the Parent Guarantor’s financial statements of not more than $100,000,000, and (b) any other facility owned by the Parent Guarantor or any of its Subsidiaries that the Parent Guarantor shall, by board resolution, designate as a Principal Plant. Following any determination, designation or election referred to herein that a brewery or plant shall not be included as a Principal Plant, the Parent Guarantor may, at its option, by board resolution, elect that such facility subsequently be included as a Principal Plant.

“Restricted Subsidiary” means (a) any Subsidiary which owns or operates a Principal Plant, (b) any other subsidiary which the Parent Guarantor, by board resolution, shall elect to be treated as a Restricted Subsidiary, until such time as the Parent Guarantor may, by further board resolution, elect that such Subsidiary shall no longer be a Restricted Subsidiary, successive such elections being permitted without restriction, and (c) the Issuer and the Subsidiary Guarantors; provided that each of Companhia de Bebidas das Américas—AmBev and Grupo Modelo S.A.B. de C.V. shall not be “Restricted Subsidiaries” until and unless the Parent Guarantor owns, directly or indirectly, 100% of the equity interests in such company. Any such election will be effective as of the date specified in the applicable board resolution.

“Significant Subsidiary” means any Subsidiary (i) the consolidated revenue of which represents 10% of more of the consolidated revenue of the Parent Guarantor, (ii) the consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of which represents 10% or more of the consolidated EBITDA of the Parent Guarantor or (iii) the consolidated gross assets of which represent 10% or more of the consolidated gross assets of the Parent Guarantor, in each case as reflected in the most recent annual audited financial statements of the Parent Guarantor, provided that (A) in the case of a Subsidiary acquired by the Parent Guarantor during or after the financial year shown in the most recent annual audited financial statements of the Parent Guarantor, such calculation shall be made on the basis of the contribution of the Subsidiary considered on a pro-forma basis as if it had been acquired at the beginning of the relevant period, with the pro-forma calculation (including any adjustments) being made by the Parent Guarantor acting in good faith and (B) EBITDA shall be calculated by the Parent Guarantor in substantially the same manner as it is calculated for the amounts shown in “Item 5. Operating and Financial Review—E. Results of Operations” in the Annual Report incorporated in this prospectus.

“Subsidiary” means any corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned directly or indirectly by the Parent Guarantor or a Subsidiary or Subsidiaries or by the Parent Guarantor and a Subsidiary or Subsidiaries.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the Exchange Offers. It applies to you only if you tender your Old Notes for New Notes in one or more of the Exchange Offers. This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFERS.

Treatment of the Exchange

The exchange of the Old Notes for the New Notes should not be a taxable event for United States federal income tax purposes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for United States federal income tax purposes, your tax basis in the New Notes should equal your basis in your Old Notes, your holding period in the New Notes should include your holding period in your exchanged Old Notes, and payments of interest, premium and principal on the New Notes should be treated in the same manner as such payments were treated with respect to the Old Notes.

PLAN OF DISTRIBUTION

These Exchange Offers do not constitute an invitation to participate in the Exchange Offers in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by the Issuer to inform themselves about, and to observe, any such restrictions.

If you want to participate in the Exchange Offers, you must represent and agree, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intend to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offers;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offers from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•	you are not prohibited by any law or policy from participating in the Exchange Offers;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

a)	you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

b)

you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in your last annual or consolidated accounts, and you will not make any offer which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretative letters referred to above under “The Exchange Offers—Terms of the Exchange Offers” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired as a result of market making activities or other trading activities.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to the Exchange Agent.

By accepting an Exchange Offer, each broker-dealer that receives New Notes in the Exchange Offers agrees that it will stop using this prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.

We are delivering copies of this prospectus in electronic form through the facilities of DTC. You may obtain paper copies of the prospectus by contacting the exchange agent at its address specified on the inside back cover of this prospectus. By participating in an Exchange Offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

VALIDITY OF THE NEW NOTES AND THE GUARANTEES

The validity of the New Notes and of the Guarantees, except for the authorization of the Guarantees issued by Anheuser-Busch InBev SA/NV, Brandbrew S.A. and Cobrew NV/SA will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The authorization of the Guarantees issued by Anheuser-Busch InBev SA/NV, Brandbrew S.A. and Cobrew NV/SA will be passed upon for us by Linklaters, LLP.

EXPERTS

Our financial statements as of 31 December 2009 and 2008 and for each of the three years in the period ended 31 December 2009 which are incorporated in this prospectus have been so included in reliance on the audit reports of Klynveld Peat Marwick Goerdeler (“KPMG”) Réviseurs d’Entreprises SCCRL/Bedrijfsrevisoren BCVBA, independent registered public accounting firm, and PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting. KPMG (Avenue du Bourget/Bourgetlaan 40, 1130 Brussels, Belgium) is a member of the Institut des Réviseurs d’Entreprises/Instituut der Bedrijfsrevisoren. PricewaterhouseCoopers LLP (800 Market Street, St. Louis, Missouri 63101) is a member of the American Institute of Certified Public Accountants.

The audited financial statements of the Anheuser-Busch U.S. Beer and Packaging reporting entities as of and for the year ended 31 December 2009 and the audited financial statement of Anheuser-Busch Companies Inc. as of 31 December 2008, which are not included or incorporated in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose reports thereon are incorporated into this prospectus. Such financial statements, to the extent they have been included in our financial statements, have been so included in reliance on the reports of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Anheuser-Busch Companies, Inc. as of 31 December 2007 and 2006 and for each of the three years in the period ended 31 December 2007 which are incorporated in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Consents to the inclusion in this prospectus of such reports by KPMG and PricewaterhouseCoopers LLP have been filed as Exhibits 23.1 and 23.2 to the Form F-4, respectively.

Anheuser-Busch InBev Worldwide Inc.

Offer to Exchange up to

U.S.$1,250,000,000	7.20% Notes due 2014
U.S.$2,500,000,000	7.75% Notes due 2019
U.S.$1,250,000,000	8.20% Notes due 2039
U.S.$1,550,000,000	5.375% Notes due 2014
U.S.$1,000,000,000	6.875% Notes due 2019
U.S.$ 450,000,000	8.000% Notes due 2039

which have been registered under the Securities Act of 1933 For Any and All Outstanding Unregistered

U.S.$1,250,000,000	7.20% Notes due 2014
U.S.$2,500,000,000	7.75% Notes due 2019
U.S.$1,250,000,000	8.20% Notes due 2039
U.S.$1,550,000,000	5.375% Notes due 2014
U.S.$1,000,000,000	6.875% Notes due 2019
U.S.$ 450,000,000	8.000% Notes due 2039

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION	OF DIRECTORS AND OFFICERS

Group Coverage and Policy

As the parent company of the AB InBev Group, Anheuser-Busch InBev SA/NV has undertaken to indemnify its directors, officers and employees against any and all expenses (including, without limitation, attorney’s fees and any expenses of establishing a right to indemnification by Anheuser-Busch InBev SA/NV), judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by any such director, officer and employee in connection with the defence or settlement of any proceeding brought (i) by a third party or (ii) by Anheuser-Busch InBev SA/NV or by shareholders or other third parties in the right of Anheuser-Busch InBev SA/NV. Such indemnification applies if, with respect to the acts or omissions of such director, officer and employee, he acted in good faith and in a manner he reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, in the case of a criminal action or proceeding, he had no reason to believe that his conduct was unlawful. For these purposes, “proceeding” refers to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to which a director, officer or employee is a party or is threatened to be made a party by reason of the fact that he or she was a director or an agent of Anheuser-Busch InBev SA/NV or of one of its subsidiaries or by reason of anything done or not done by him in such capacity.

No determination in any proceeding by judgment, order, settlement or conviction or otherwise shall, of itself, create a presumption that such director, officer or employee did not act in good faith and in a manner which he reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have a liability insurance policy that covers all past, present and future directors and officers of Anheuser-Busch InBev SA/NV and its subsidiaries, which are those entities in which it holds more than 50% of the voting rights, or of which it can individually, or under a shareholders’ agreement, appoint the board of directors. The insurance covers any damages such directors or officers are legally obliged to pay as a result of any claim against them. A “claim” for these purposes includes all requests against the directors and officers, including (i) a civil proceeding; (ii) a criminal proceeding; (iii) a formal administrative or regulatory proceeding; and (iv) a written request by a third party.

Delaware Registrants

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Eligibility for indemnification in relation to an action or suit by or in the right of the corporation may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought. The determination regarding whether the indemnitee has met the applicable standard of conduct generally must be made by a majority of disinterested directors (or a committee thereof) or the stockholders, although indemnification is mandatory where the indemnitee is successful on the merits or otherwise in defense of the action. A corporation may advance the expenses incurred by an officer or director in defending against any action, suit or proceeding upon receipt of an undertaking by or on behalf such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification. The statute also provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person under the DGCL.

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch InBev Worldwide Inc.’s Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Anheuser-Busch InBev Worldwide Inc. (or was serving at the request of Anheuser-Busch InBev Worldwide Inc. as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Anheuser-Busch InBev Worldwide Inc. to the full extent authorized or permitted by Delaware law. The Certificate of Incorporation also provides that Anheuser-Busch InBev Worldwide Inc. may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

Anheuser-Busch Companies, Inc.

Anheuser-Busch Companies, Inc.’s Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Anheuser-Busch Companies, Inc. (or was serving at the request of Anheuser-Busch Companies, Inc. as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Anheuser-Busch Companies, Inc. to the full extent authorized or permitted by Delaware law. The Certificate of Incorporation also provides that Anheuser-Busch Companies, Inc. may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

Belgian Registrants

Anheuser-Busch InBev SA/NV and Cobrew NV/SA are incorporated under the laws of Belgium. Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. Subject to the policies described above under “—Group Coverage and Policy,” the directors of Anheuser-Busch InBev SA/NV and Cobrew NV/SA may be liable to us and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable.

Luxembourg Registrant

Brandbrew S.A. is incorporated as a société anonyme under the laws of Luxembourg. Directors of a Luxembourg société anonyme may be held personally liable as directors for their acts in such capacity in the following circumstances: they can be held individually liable to the company, but not to third parties, for mismanagement; they can be held jointly and severally liable to the company and third parties for losses suffered resulting from a breach of the provisions of the law of 10 August 1915 on commercial companies, as amended, or of the articles of association of the company (unless they did not participate in the breach and brought the facts to the knowledge of the shareholders immediately upon becoming aware of such facts); and they can be held liable, to any other person, for tort as to damages only which are distinct from a damage that would be suffered by the company.

A Luxembourg company may be held liable for criminal offenses where a criminal action has been committed in the name and for the benefit of such company, by one of its legal or de facto representatives. As Luxembourg provisions do not exclude accumulation of liabilities, such representatives may also have their criminal liability withheld.

Luxembourg law does not contain provisions regarding the indemnification of directors and officers.

According to Luxembourg employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under an employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

The articles of incorporation of Brandbrew S.A. contain the following indemnification provision (which, from a Luxembourg point of view, only applies for civil liability—as opposed to criminal liability) for directors and officers of these companies (the following is an unofficial translation):

“The Company shall indemnify any director or officer and their heirs, executors and administrators against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of him being or having been director or officer of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified is not guilty of gross negligence or misconduct. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified pursuant to the Articles of Incorporation may be entitled.”

ITEM 21. EXHIBITS

3.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of 13 December 2010 (incorporated by reference to Exhibit 99.2 to Form 6-K filed by Anheuser-Busch InBev SA/NV on 14 December 2010).*

3.2	Certificate of incorporation of Anheuser-Busch InBev Worldwide Inc., dated as of 20 November 2008 (incorporated by reference to Exhibit 3.2 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 3 December 2009).

3.3	Bylaws of Anheuser-Busch InBev Worldwide Inc., dated as of 18 November 2008 (incorporated by reference to Exhibit 3.3 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 3 December 2009).

3.4	Articles of Association of Cobrew NV/SA, dated as of 6 May 2010 (incorporated by reference to Exhibit 3.4 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 20 May 2010).*

3.5	Articles of Association of Brandbrew S.A., dated as of 15 June 2010 (incorporated by reference to Exhibit 3.5 to Form F-4/A filed by Anheuser-Busch InBev SA/NV on 3 August 2010).*

3.6	Certificate of Incorporation of Anheuser-Busch Companies, Inc., dated as of 18 November 2008 (incorporated by reference to Exhibit 3.13 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 3 December 2009).

3.7	Bylaws of Anheuser-Busch Companies, Inc., dated as of 22 July 2009 (incorporated by reference to Exhibit 3.14 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 3 December 2009).

4.1	Base Indenture, dated 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to Form F-4 filed by Anheuser-Busch InBev SA/NV on 3 December 2009).

4.2	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 7.20% Notes due 2014 (filed herewith).

4.3	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 7.75% Notes due 2019 (filed herewith).

4.4	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 8.20% Notes due 2039 (filed herewith).

4.5	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 5.375% Notes due 2014 (filed herewith).

4.6	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 6.875% Notes due 2019 (filed herewith).

4.7	Form of Supplemental Indenture among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee relating to the 8.000% Notes due 2039 (filed herewith).

5.1	Opinion of Sullivan & Cromwell LLP, New York, NY, United States of America (filed herewith).

5.2	Opinion of Linklaters LLP, Luxembourg, Luxembourg (filed herewith).

5.3	Opinion of Linklaters LLP, Brussels, Belgium with respect to Anheuser-Busch InBev SA/NV (filed herewith).

5.4	Opinion of Linklaters LLP, Brussels, Belgium with respect to Cobrew NV/SA (filed herewith).

9.1	Amended and Restated Anheuser-Busch InBev Shareholders Agreement (formerly InBev Shareholders Agreement and Interbrew Shareholders Agreement) dated 9 September 2009 among BRC S.à.R.L, Eugenie Patri Sebastien S.A. (formerly Eugenie Patri Sebastien SCA), Stichting Anheuser-Busch InBev (formerly Stichting InBev and Stichting Interbrew) and Rayvax Societe d’Investissement NV/SA (incorporated by reference to Exhibit 3.1 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 14 September 2009).

9.2	Voting Agreement between Stichting Anheuser-Busch InBev, Fonds InBev-Baillet Latour SPRL and Fonds Voorzitter Verhelst SPRL, dated 17 October 2008 (incorporated by reference to Exhibit 3.2 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 14 September 2009).

10.1	Agreement and Plan of Merger, by and among Anheuser-Busch Companies, Inc., InBev NV/SA and Pestalozzi Acquisition Corp., dated as of 13 July 2008 (incorporated by reference to Exhibit 2.1 to Form 8-K filed by Anheuser-Busch Companies, Inc. on 16 July 2008).

10.2	Senior Facilities Agreement for InBev SA/NV and InBev Worldwide S.à.R.L, dated 27 February 2010, (incorporated by reference to Exhibit 4.2 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 15 April 2010).**

11.1	Computation of Per Share Earnings (included in “Selected Financial Information” in the prospectus).

12.1	Computation of Ratio of Earnings to Fixed Charges (included in “Selected Financial Information” in the prospectus).

21.1	List of significant subsidiaries (incorporated by reference to Note 36 to the AB InBev Group actual historical consolidated financial statements on Form 20-F filed by Anheuser-Busch InBev SA/NV on 15 April 2010).

23.1	Consent of KPMG—Bedrijfsrevisoren / Réviseurs d’Entreprises (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.3	Consent of Sullivan & Cromwell LLP, New York, NY, United States of America (included as part of its opinion filed as Exhibit 5.1 hereto).

23.4	Consent of Linklaters LLP, Luxembourg, Luxembourg (included as part of its opinion filed as Exhibit 5.2 hereto).

23.5	Consent of Linklaters LLP, Brussels, Belgium (included as part of its opinion filed as Exhibit 5.3 hereto).

23.6	Consent of Linklaters LLP, Brussels, Belgium (included as part of its opinion filed as Exhibit 5.4 hereto).

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev Worldwide Inc. (previously filed).

24.2	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV (previously filed).

24.3	Power of Attorney of Certain Directors of Brandbrew S.A (previously filed).

24.4	Power of Attorney of Certain Directors of Cobrew NV/SA (previously filed).

24.5	Power of Attorney of Certain Directors and Officers of Anheuser-Busch Companies, Inc. (previously filed).

24.6	Power of Attorney of Authorized Representative in the United States for Anheuser-Busch InBev SA/NV, Brandbrew S.A. and Cobrew NV/SA (previously filed).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to Exhibits 4.1 through 4.7 (previously filed).

99.1	Form of Letter of Transmittal (previously filed).

99.2	Form of Letter to DTC Participants (previously filed).

99.3	Form of Letter to Clients (previously filed).

99.4	Form of Instruction to Registered Holder from Beneficial Owner (previously filed).

99.5	Form of Exchange Agent Agreement (previously filed).

*	English-language translation.

**	Certain terms are omitted pursuant to a request for confidential treatment.

ITEM 22. UNDERTAKINGS

The undersigned Registrants hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of each such Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each such Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(7)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, to send the incorporated documents by first class mail or other equally prompt means, and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 9th day of February, 2011.

ANHEUSER-BUSCH INBEV SA/NV
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

By:	/s/ Scott Gray
	Name:	Scott Gray
	Title:	Director, Funding
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title(s)

* Carlos Brito	Chief Executive Officer (principal executive officer)

* Felipe Dutra	Chief Financial Officer (principal financial officer and principal accounting officer)

* August A. Busch IV	Member of the Board of Directors

* Jean-Luc Dehaene	Member of the Board of Directors

* Stéfan Descheemaeker	Member of the Board of Directors

* Peter Harf	Member of the Board of Directors

* Marcel Hermann Telles	Member of the Board of Directors

* Jorge Paulo Lemann	Member of the Board of Directors

* Arnoud de Pret Roose de Calesberg	Member of the Board of Directors

Signature	Title(s)

* Grégoire de Spoelberch	Member of the Board of Directors

* Kees J. Storm	Member of the Board of Directors

* Roberto Moses Thompson Motta	Member of the Board of Directors

* Alexandre Van Damme	Member of the Board of Directors

* Carlos Alberto da Veiga Sicupira	Member of the Board of Directors

* Mark Winkelman	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Anheuser-Busch InBev SA/NV, in Leuven, Belgium, on the 9th day of February, 2011.

ANHEUSER-BUSCH INBEV SA/NV (Authorized Representative)
By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 9th day of February, 2011.

ANHEUSER-BUSCH INBEV WORLDWIDE INC.
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title(s)

* David A Peacock	President and Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors

* David Almeida	Vice-President, Finance (principal financial officer)

* Larry D. Baumann	Vice-President, Controller (principal accounting officer)

* Luiz Fernando Edmond	Member of the Board of Directors

* Gary L. Rutledge	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 9th day of February, 2011.

COBREW NV/SA
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title(s)

* Gert Boulangé	Member of the Board of Directors

* Ann Randon	Member of the Board of Directors

* Jo Van Biesbroeck	Member of the Board of Directors

* Jean-Louis Van de Perre	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Cobrew SA/NV, in Leuven, Belgium, on the 9th day of February, 2011.

COBREW NV/SA (Authorized Representative)
By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 9th day of February, 2011.

BRANDBREW S.A.
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title(s)

* Gert Magis	Member of the Board of Directors

* Jean-Louis Van de Perre	Member of the Board of Directors

* Ann Randon	Member of the Board of Directors

* Roberto Schuback	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Brandbrew S.A., in Leuven, Belgium, on the 9th day of February, 2011.

BRANDBREW S.A. (Authorized Representative)
By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 9th day of February, 2011.

ANHEUSER-BUSCH COMPANIES, INC.
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title(s)

* David A. Peacock	President, Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors

* David Almeida	Vice-President, Finance (principal financial officer)

* Larry D. Baumann	Vice-President, Controller (principal accounting officer)

* Luiz Fernando Edmond	Member of the Board of Directors

* Gary L. Rutledge	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact